                                  SCHEDULE 14C
                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Check the appropriate box:

[ ]  Preliminary Information Statement          [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14c-5(d)(2))
[x]  Definitive Information Statement

                                 Pages, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

     [x]  No Fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                         Common Stock, $.01 par value

     (2)  Aggregate number of securities to which transaction applies:

                                  6,101,955

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          Approximately $2.30 per share. Proforma book value of each of the 915,293 shares to be distributed as per Reg. Sec. 240.0-11(c)(2)(i), and Sec. 240.0-11(a)(4).

     (4)  Proposed maximum aggregate value of transaction:

                         Approximately $2,106,622.90

     (5)  Total fee paid:

                                     $-0-

[x]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            PAGES, INC. (LETTERHEAD)


                                                         Date: December 27, 1996


To the Stockholders of Pages, Inc.:


     We are pleased to inform you that the Board of Directors of Pages, Inc. ("Pages") has approved a pro rata tax-free (except for cash from the sale of fractional shares as described below) distribution of the outstanding shares of common stock of its wholly owned subsidiary, CA Short Company, to holders of Pages common stock. Each stockholder of Pages will receive one and one-half shares of CA Short Company common stock for every ten shares of Pages common stock held at the close of business on December 31, 1996. No fractional shares will be issued in the distribution; in lieu thereof, The Huntington National Bank (the "Distribution Agent") will aggregate all fractional interests in shares of CA Short Company common stock, sell such shares in the public trading market and distribute the net proceeds thereof to the holders of Pages common stock entitled thereto.


     The distribution will occur on December 31, 1996. Holders of Pages common stock are not required to take any action to participate in the distribution. A stockholder vote is not required in connection with the distribution and accordingly, your proxy is not being sought. The enclosed Information Statement explains the distribution of CA Short Company shares and related transactions and contains important financial and other information about CA Short Company, its organization, business, management and other matters. Please read the Information Statement carefully and keep it for future reference.

     The Board of Directors of Pages believes the distribution of common stock of CA Short Company is in the best interests of Pages and its stockholders. Following the distribution, management of each company plans to concentrate its attention and resources on their respective core businesses without regard to the corporate objectives, policies and investment standards of the other. For example, CA Short Company will focus on its distinct business while Pages will increase its focus on expanding its leisure-based children's literature business.

                                          Sincerely,

                                          S. Robert Davis
                                          Chairman

                             CA SHORT (LETTERHEAD)


                                                         Date: December 27, 1996


To the Stockholders of Pages, Inc.:

     The enclosed Information Statement contains important financial and other information about CA Short Company, the corporation of which you will become a stockholder if you owned shares of Pages, Inc. common stock at the close of business on December 31, 1996. CA Short Company creates, markets, and administers safety, service recognition, and holiday gift awards programs for businesses. We want to welcome you as an investor and invite you to learn more about our company.

     We at CA Short Company are excited about the future of our company. We look forward to a long relationship with each of you.

                                          Sincerely,

                                          Charles R. Davis
                                          President

                               CA SHORT (ADDRESS)

                             INFORMATION STATEMENT


                                CA SHORT COMPANY
                   (A WHOLLY-OWNED SUBSIDIARY OF PAGES, INC.)

     This Information Statement is being furnished to stockholders of Pages, Inc., a Delaware corporation ("Pages") in connection with the distribution (the "Distribution") by Pages to its stockholders of substantially all of the shares of Common Stock of its wholly owned subsidiary, CA Short Company ("CA Short Company" or the "Company").

     The Distribution will occur on December 31, 1996, to holders of record of the outstanding shares of common stock of Pages, $.01 par value per share (the "Pages Common Stock"), at the close of business on December 31, 1996, on the basis of one and one-half shares of the common stock of CA Short Company, $.01 par value per share (the "Short Common Stock"), for every ten shares of the common stock of Pages, $.01 par value per share ("Pages Common Stock") held. The Distribution will result in substantially all of the outstanding shares of Short Common Stock being distributed to holders of the outstanding shares of Pages Common Stock on a pro rata basis.

     No consideration will be required to be paid by Pages stockholders for the shares of Short Common Stock to be received by them in the Distribution, nor will they be required to surrender or exchange shares of Pages common stock to receive Short Common Stock.

     The Short Common Stock will be traded on the "pink sheets" and on the National Association of Securities Dealers, Inc. OTC Bulletin Board Service.

                             ---------------------

              IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD
                    CAREFULLY CONSIDER THE MATTERS DESCRIBED
                       UNDER THE CAPTION "RISK FACTORS."

           NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR
               SOUGHT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.

                             ---------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                             INFORMATION STATEMENT.


          The date of this Information Statement is December 27, 1996


                             INFORMATION STATEMENT

                               TABLE OF CONTENTS


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
                                                                                        PAGE
                                                                                        -----
SUMMARY...............................................................................  S-1
  The Company.........................................................................  S-1
  The Distribution....................................................................  S-1
INTRODUCTION..........................................................................  1
THE DISTRIBUTION......................................................................  1
  Reasons for the Distribution........................................................  1
  Manner of Effecting the Distribution; Fractional Shares.............................  1
  Trading Market for Short Common Stock...............................................  2
  Relationship Between Pages and the Company after the Distribution...................  3
  Certain Federal Income Tax Consequences of the Distribution.........................  3
  Dividends on Short Common Stock.....................................................  4
  Questions Relating to the Distribution..............................................  5
RISK FACTORS..........................................................................  8
UNAUDITED PRO FORMA FINANCIAL INFORMATION.............................................  8
SELECTED FINANCIAL DATA...............................................................  11
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................  12
  General.............................................................................  12
  Liquidity and Capital Revenues......................................................  12
  Results of Operations...............................................................  12
     Nine Months Ended September 30, 1996 Compared to the Nine Months Ended September
      30, 1995........................................................................  12
     Year Ended December 31, 1995, Compared to Year Ended December 31, 1994...........  13
     Year Ended December 31, 1994, Compared to Year Ended December 31, 1993...........  14
  Seasonality.........................................................................  14
  Inflation...........................................................................  14
BUSINESS..............................................................................  15
  General.............................................................................  15
  Recognition Programs................................................................  15
  Merchandise Selection and Brochures.................................................  16
  Sales and Marketing.................................................................  16
  Growth Strategy.....................................................................  16
  Seasonality.........................................................................  17
  Competition.........................................................................  17
  Employees...........................................................................  17
  Properties..........................................................................  17
  Financing...........................................................................  17
CAPITALIZATION........................................................................  18
MANAGEMENT
  Directors and Executive Officers of the Company.....................................  19
  Compensation of Directors...........................................................  19
Executive Compensation................................................................  20
CA Short Company 1996 Stock Option Plan...............................................  20
Committees of the Board of Directors..................................................  20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................  20


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
                                                                                        PAGE
                                                                                        -----
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................  21
DESCRIPTION OF CAPITAL STOCK..........................................................  21
  Authorized Shares...................................................................  21
  Common Stock........................................................................  21
  Preferred Stock.....................................................................  22
  No Preemptive Rights................................................................  22
  Trading of Short Common Stock.......................................................  22
  Transfer Agent and Registrar........................................................  22
ANTITAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE.....................................  22
  Preferred Stock and Additional Common Stock.........................................  23
  Control Share Acquisition Statute...................................................  23
LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS...............................  24
PRICE RANGE OF PAGES COMMON STOCK.....................................................  25
INDEPENDENT AUDITORS..................................................................  25
INDEX TO FINANCIAL STATEMENTS.........................................................  F-1

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form 10 (as the same may be amended or supplemented from time to time, the "Registration Statement") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to the Short Common Stock to be received by Pages stockholders in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Registration Statement and the exhibits thereto filed by the Company with the SEC may be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; as well as at the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov).

     Following the Distribution, the Company will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the SEC. The Company will also be subject to the proxy solicitation requirements of the Exchange Act and will furnish audited financial statements to its stockholders in connection with its annual stockholders' meeting.

     Prior to the Distribution, Pages stockholders with inquiries relating to the Distribution or the Company should contact Pages, by writing to Pages, Inc., 801 94th Street North, St. Petersburg, Florida 33702, Attention: S. Robert Davis, or by telephoning (813) 578-3300. After the Distribution, holders of Short Common Stock with inquiries relating to the Distribution or their investment in the Company should contact the Company, by writing to CA Short Company, 4205 East Dixon Boulevard, Shelby, North Carolina 28150, Attention:
Charles R. Davis, or by telephoning (704) 482-9591.

                                    SUMMARY

     This Summary is qualified in its entirety by the more detailed information appearing elsewhere in this Information Statement, which should be read in its entirety. Unless the context indicates, or it is specifically indicated otherwise, the information in this Information Statement gives effect to the Distribution and assumes that the Distribution has occurred. Certain data included herein applies to a distribution ratio for the Distribution of one and one-half shares of Short Common Stock for every ten outstanding shares of Pages Common Stock, which is the distribution ratio that has been established by the Board of Directors of Pages. Capitalized terms used but not defined in this Summary are defined elsewhere in this Information Statement.

                                  THE COMPANY

     The Company creates markets, and administers safety, sales incentive, service recognition, and holiday gift awards programs for businesses. The Company markets its awards programs throughout the United States.

     Once viewed as a holiday gift business, the recognition awards industry has been revitalized by the increasing emphasis on improving employee morale. The Company has been quick to capitalize on this trend by developing a professional sales approach to large corporate customers, and by offering collections of quality merchandise in addition to more traditional items of emblematic jewelry and gifts. The Company customizes its recognition awards to meet each client's specific management challenge (generally either to recognize, educate or modify behavior). In a typical program, a client's employee accrues performance credits toward an award. Upon achieving the specified level of performance, the employee is entitled to receive an award, which he or she may then select from attractive brochures prepared by the Company. The client purchases the merchandise from the Company, which then ships the merchandise either directly to the client or to the designated recipient. The Company's growth strategy focuses on increasing year-round sales, broadening geographic markets, and developing expanded awards programs.
                             ---------------------

                                THE DISTRIBUTION

DISTRIBUTING COMPANY.......  Pages publishes, markets, and distributes reasonably priced, leisure-based children's literature.

DISTRIBUTED COMPANY........  CA Short creates, markets, and administers safety, sales incentive, service recognition, and holiday gift awards programs for businesses. See "Business."

THE DISTRIBUTION...........  Based on the number of shares of Pages Common Stock outstanding on September 30, 1996 (and assuming outstanding Pages stock options are not exercised), Pages estimates that it will distribute approximately 915,923 shares of Short Common Stock. Pages will distribute one and one-half shares of Short Common Stock for every ten shares of Pages Common Stock outstanding as of the Record Date described below. Immediately following the Distribution, Pages will not own any shares of Short Common Stock and the holders of Pages Common Stock on the Record Date will own approximately 915,923 shares of Short Common Stock, which will represent approximately 100% of the outstanding shares of Short Common Stock.

REASONS FOR THE
DISTRIBUTION...............  The Pages Board of Directors believes that the
                             Distribution will benefit both the Company's business and Pages' other business and, therefore, is in the best interests of the stockholders of Pages for a number of reasons. Among these are: (a) focusing the management of each company on the core business of each company without regard to the corporate objectives and policies of the other company, (b) offering incentives more attractive and appropriate for the motivation and retention of key employees of each company, and (c) permitting a more objective evaluation of each of the companies by the capital markets.

RECORD DATE................  December 31, 1996 (close of business).

DISTRIBUTION DATE..........  December 31, 1996.

DISTRIBUTION AGENT.........  The Huntington National Bank, 41 S. High Street,
                             11th Floor, Columbus, Ohio 43216, telephone (800) 225-1242.

FRACTIONAL SHARES..........  No fractional shares will be issued in the
                             Distribution; in lieu thereof, the Distribution Agent will aggregate all fractional interests in shares of Short Common Stock, sell such shares in the public trading market and distribute the net proceeds thereof to the holders of Pages Common Stock entitled thereto. Pages stockholders receiving cash from the sale of fractional shares will be taxed upon the receipt of such cash. See "The Distribution -- Manner of Effecting
                             Distribution: Fractional Shares."

MANNER OF DISTRIBUTION.....  After the Distribution Date, the Distribution Agent
                             will commence mailing certificates representing shares of Short Common Stock to holders of record (as of the Record Date) of outstanding shares of Pages Common Stock. See "The Distribution -- Manner of Effecting Distribution: Fractional Shares."

CERTAIN TAX CONSEQUENCES...  In general, it is anticipated that Pages, CA Short
                             Company, and the Pages stockholders should not recognize any taxable gain or income solely as a result of the Distribution. As a condition of the Distribution, Pages will receive a tax opinion from Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A., Tampa, Florida, to the effect that the Company may reasonably report the Distribution of Short Common Stock to Pages stockholders as a tax-free distribution for federal income tax purposes. The tax opinion will be subject to certain qualifications and assumptions, the accuracy of which are critical to the Distribution qualifying as a tax-free distribution. See "The Distribution -- Certain Federal Income Tax Consequences of the Distribution."

TRADING MARKET.............  Although the Company intends to apply for a listing if it becomes eligible, the Company does not expect to be eligible for listing of its Common Stock on the Nasdaq Small Cap Market upon completion of the Distribution. Trading, if any, in the Company's Common Stock will be conducted in the over-the-counter market on the Nasdaq Electronic Bulletin Board Service or in what are commonly referred to as the "pink sheets." See "Risk
                             Factors -- Absence of Public Market; Possible Illiquidity of Trading Market and Possible Volatility of Stock Price."

RISK FACTORS...............  Stockholders should carefully consider each of the matters discussed under the section entitled "Risk Factors" in this Information Statement.

DIVIDENDS..................  The CA Short Board of Directors anticipates that the Company will retain any earnings and will not pay dividends to its stockholders in the foreseeable future. See "The
                             Distribution -- Dividends on Short Common Stock."

PRINCIPAL OFFICE OF THE
  COMPANY..................  4205 East Dixon Boulevard, Shelby, North Carolina
                             28150, telephone (704) 482-9591.

TRANSFER AGENT AND
REGISTRAR FOR SHORT COMMON
  STOCK....................  The Huntington National Bank, 41 S. High Street,
                             Columbus, Ohio 43216, will act as CA Short's
                             Transfer Agent and Registrar for the Short Common Stock.


RELATIONSHIP WITH PAGES
AFTER THE DISTRIBUTION.....  Except for certain matters provided for in the
                             Distribution Agreement, including the execution and delivery by the Company of a subordinated debenture payable to Pages in the principal amount of $5 million, it is expected that Pages and the Company will cease to have any material contractual or other relationships with each other. S. Robert Davis, Chairman of the Board and President of Pages will continue to be Chairman of the Board of the Company. Charles R. Davis, a director and the President of the Company, will continue to be a director of Pages and will be an Executive Vice President and the Secretary of Pages. See "The Distribution -- Relationship Between Pages and the Company After the Distribution."

                             INFORMATION STATEMENT
                            FOR THE STOCKHOLDERS OF

                                CA SHORT COMPANY
                             ---------------------

                                  INTRODUCTION

     CA Short Company (the "Company") is a Delaware corporation and a subsidiary of Pages, Inc., a Delaware corporation ("Pages"). Pages is distributing all of the outstanding shares of common stock, par value $.01 per share (the "Short Common Stock") of the Company owned by Pages to the holders of the outstanding shares of common stock, par value $.01 per share (the "Pages Common Stock"), of Pages (the "Distribution"). Pages currently owns all of the shares of the Short Common Stock. Immediately after the Distribution, Pages will own no shares of Short Common Stock and the holders of Pages Common Stock on the Record Date will own substantially all of the outstanding shares of Short Common Stock.

     The business of the Company is the creation, marketing and administration of safety, sales, incentive, service recognition, and holiday gift awards programs for businesses. The Company markets its awards programs throughout the United States, however, its customer base is concentrated in the Southeastern United States. The executive offices of the Company are located at 4205 East Dixon Boulevard, Shelby, North Carolina 28150, and its telephone number is (704) 482-9591.

                                THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION

     The Pages Board of Directors believes that the value and potential of the publishing business of Pages and the awards program business of the Company may be better realized as separate public companies and that the Distribution will benefit both the Company's business and Pages' business and, therefore, is in the best interests of the stockholders of Pages. The consummation of the Distribution is contingent upon several matters, including the receipt by the Pages Board of Directors of the advice of and a fairness opinion from an investment banking firm. The Distribution is designed to separate the businesses of Pages and the Company, which have distinctly different products and services, markets, opportunities, and investment, financial and operating characteristics so that each can adopt strategies and pursue objectives appropriate to its specific business. The Distribution will permit the management of each company to concentrate its attention and resources on the challenges faced by their respective core businesses without regard to corporate objectives, policies, and investment standards of the other. In addition, the Pages Board of Directors believes that, although there can be no assurance that either Pages or the Company will have access to capital in the future, the access of both companies to private and the public capital markets may be enhanced by the Distribution. After the Distribution, each business could be more objectively evaluated by the capital markets, on the basis of its individual merits. Separating the companies should allow for increased executive focus for both Pages and the Company and more effective incentive programs for key employees of each company. The Distribution should also permit investors, customers, regulatory agencies and other constituencies to evaluate the respective businesses of Pages and the Company more effectively.

MANNER OF EFFECTING THE DISTRIBUTION; FRACTIONAL SHARES

     The Distribution will be made on the basis of one and one-half shares of Short Common Stock for every ten shares of Pages Common Stock outstanding on the Record Date. The Huntington National Bank, as distribution agent (the "Distribution Agent"), will commence mailing the certificates representing shares of the Short Common Stock after the Distribution Date to holders of record of Pages Common Stock on the Record Date. Brokers and other nominees will have one week following the Record Date in which to notify the Distribution Agent of their requirements for stock certificates. It is anticipated that, after the Record Date and prior to receipt of such stock certificates, holders of shares of the Short Common Stock will be able to sell their shares on a "when-issued" basis, for settlement after receipt of such certificates; there can be no assurance, however, that a "when-issued" market in shares of the Short Common Stock will develop or that shareholders will be able to sell their shares of Short Common Stock prior to the receipt of their certificates representing such shares. All shares of Short Common Stock distributed in the Distribution will be fully paid and nonassessable and the holders thereof will not have preemptive rights. See "Description of Capital Stock."

     No certificates or scrip representing fractional shares of Short Common Stock will be issued to Pages stockholders as part of the Distribution. In lieu of receiving fractional shares, each holder of Pages Common Stock who would otherwise be entitled to receive a fractional share of Short Common Stock will receive cash for such fractional interest. On or after the Distribution Date, but not later than forty-five business days after the Distribution Date (the "Final Date"), the Distribution Agent will cause all fractional shares of the Short Common Stock to which Pages stockholders would otherwise be entitled to be aggregated and the resulting shares sold for the account of such stockholders. On or before the Final Date, the Distribution Agent will compute the average price per share of Short Common Stock resulting from all such sales and will remit to each stockholder of Pages entitled to a fractional share of Short Common Stock an amount equal to such average price multiplied by his or her fractional interest (after making appropriate deductions of any amount required for tax withholding purposes and after deducting an amount equal to all brokerage charges, commissions, and transfer taxes attributed to such sale).

     An aggregate of approximately 915,293 shares of Short Common Stock is expected to be distributed in the Distribution to approximately 443 holders of record, based on the number of shares, and holders of record of shares, of Pages Common Stock outstanding on September 30, 1996 (assuming that outstanding Pages employee stock options are not exercised) prior to the Record Date.

     Holders of Pages Common Stock on the Record Date will not be required to pay cash or any other consideration for the shares of the Short Common Stock received in the Distribution or to surrender or exchange certificates representing shares of Pages Common Stock in order to receive shares of the Short Common Stock. The Distribution does not affect the number of, or the rights attaching to, the outstanding shares of Pages Common Stock.

TRADING MARKET FOR SHORT COMMON STOCK


     A "when-issued" trading market in the Short Common Stock may develop prior to the Distribution. A "when-issued" trading market occurs when trading in shares begins prior to the time stock certificates are actually available or issued.


     There has been no public trading market for the Short Common Stock. Although the Company intends to apply for a listing if it becomes eligible, the Company does not expect to be eligible for listing of its Common Stock on the Nasdaq Small Cap Market upon the completion of the Distribution. However, at least one member of the National Association of Securities Dealers, Inc. ("NASD") has agreed to register as a market maker and to enter quotations of the Short Common Stock on the NASD OTC Bulletin Board Service and trading may be conducted in what are commonly referred to as the "pink sheets." There can be no assurance that an active trading market for the Short Common Stock will develop after the Distribution. Market making activity may be discontinued at any time. The prices at which the Short Common Stock will trade cannot be predicted and may fluctuate significantly. Such prices will be determined in the marketplace and may be influenced by many factors, including the performance of the Company, investor expectations for the Company, the trading volume in Short Common Stock, and general economic and market conditions. See "Risk Factors -- Absence of Public Market; Possible Illiquidity of Trading Market and Possible Volatility of Stock Price." Based on the number of record holders of Pages Common Stock as of September 30, 1996, the Company is expected to have approximately 443 stockholders of record at the Distribution Date. There are no outstanding options to purchase Short Common Stock.

     Shares of the Short Common Stock received by the holders of Pages Common Stock in the Distribution will be freely transferable, except for shares received by persons who may be deemed "affiliates" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by or are under common control with the Company, and may include the directors, executive officers and principal stockholders of the Company. Persons who are affiliates of the Company will be permitted to sell the Short Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder.

RELATIONSHIP BETWEEN PAGES AND THE COMPANY AFTER THE DISTRIBUTION

     For purposes of governing certain of the ongoing relationships between Pages and the Company after the Distribution and to provide for an orderly transition to the status of two separate companies, prior to the Distribution, Pages and the Company will enter into a Distribution Agreement. The form of the Distribution Agreement summarized in this section is included as an exhibit to the Company's Registration Statement on Form 10, of which this Information Statement forms a part, and the following summary is qualified in its entirety by reference to the Distribution Agreement as filed with the Securities and Exchange Commission.

     The Distribution Agreement will provide, among other things, for cooperation between Pages and the Company prior to the Distribution, the indemnification by each party of the other against certain liabilities, including certain tax liabilities. In addition, the Distribution Agreement will provide for the execution and delivery by the Company to Pages of a subordinated debenture in the principal amount of $5 million bearing interest at 7% per annum payable quarterly, with principal payments of $100,000 each due at the end of each of the first four years, and a final payment of $4,600,000 due at the end of the fifth year. The Distribution Agreement also will provide that Pages and the Company will be granted access to certain records and information in the possession of the other, and will require the retention by each for a period of five years following the Distribution of all such information in its possession.

     The Distribution Agreement also will provide for the allocation of certain taxes. In general, Pages will be responsible for filing all tax returns and paying all taxes relating to the Company for periods through the Distribution Date, and the Company will be responsible for filing all such tax returns and paying all such taxes for period beginning after the Distribution Date. Pages and the Company will agree to cooperate with one another and to share information in preparing such tax returns and in dealing with other tax matters.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     The following discussion sets forth a summary of the material federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), to holders of Pages Common Stock with respect to the receipt of the Short Common Stock pursuant to the Distribution. The summary is based on the opinion of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. ("Counsel"), a copy of which is included as exhibit 8 to the Company's Registration Statement on Form 10, of which this Information Statement is a part. The discussion may not address all federal income tax consequences that may be relevant to particular Pages stockholders, e.g., foreign persons, dealers in securities and persons who received Pages Common Stock in compensatory transactions. In addition, the discussion does not address any state, local or foreign tax considerations relative to the Distribution. ACCORDINGLY, ALL HOLDERS OF PAGES COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

     Pages has not requested a ruling from the Internal Revenue Service (the "Service") with respect to the federal income tax consequences of the Distribution. However, as a condition of the consummation of the Distribution, Pages will receive an opinion of Counsel that: (i) for federal income tax purposes, there is a reasonable basis for treating the Distribution as a transaction qualifying under Section 355 of the Code; and (ii) this discussion insofar as it relates to the statements of law or legal conclusions is correct in all material respects.

     In rendering the tax opinion, Counsel will rely upon certain representations and covenants made by Pages, certain of its stockholders, and the Company, including the following: (a) following the Distribution, the holders of Pages common stock must maintain a substantial continuing ownership interest in the Short Common Stock they receive in the Distribution; and (b) the Company and Pages must continue their historic businesses. The tax opinion will be explicitly conditioned upon the accuracy of such representations and covenants and upon certain assumptions critical to the Distribution qualifying as a tax-free spin-off under Section 355 of the Code. The tax opinion does not bind the Service nor does it preclude the Service from adopting a contrary position from that taken in the tax opinion. In the event the representations or assumptions are not accurate or the covenants are breached, then Pages and the Company will be unable to rely on the tax opinion. Assuming the Distribution qualifies as a tax-free spin-off under Section 355, the following tax consequences will result:

          (1) No gain or loss will be recognized by or includable in the income of a holder of Pages Common Stock solely as a result of the receipt of Short Common Stock pursuant to the Distribution;

          (2) No gain or loss will be recognized by Pages or the Company solely as a result of the Distribution;

          (3) The tax basis of Pages Common Stock held by a Pages stockholder immediately before the Distribution will be apportioned between such Pages Common Stock and the Short Common Stock received by such stockholder in the Distribution based upon the relative fair market value of such Pages Common Stock and Short Common Stock on the Distribution Date; and

          (4) Assuming that Pages Common Stock held by a Pages stockholder is held as a capital asset, the holding period for the Short Common Stock received in the Distribution will include the period during which such Pages Common Stock was held.

     Notwithstanding the opinion of Counsel referred to above, the application of Section 355 of the Code to the Distribution is complex and may be subject to differing interpretation. In particular, the Service may challenge the tax-free status of the Distribution on the grounds that it lacks an adequate "business purpose" or that the active business requirement of Section 355(b) of the Code (which requires the continuation after the Distribution of a business conducted for at least five years prior to the Distribution) is not satisfied. Accordingly, there can be no assurance that the Service will not successfully assert that the Distribution is a taxable event.

     If the Distribution does not qualify as a tax-free spin-off under Section 355 of the Code, then: (i) Pages would recognize capital gain equal to the difference between the fair market value of the Short Common Stock on the Distribution Date and Pages' tax basis in such stock; (ii) each stockholder receiving shares of Short Common Stock in the Distribution may be treated as having received a distribution equal to the value of the Short Common Stock received which would be taxable as ordinary income to the extent of Pages' current and accumulated earnings and profits; (iii) the holding period for determining capital gain treatment of the Short Common Stock received in the Distribution would commence on the Distribution Date; and (iv) each Stockholder would have a tax basis in the shares of Short Common Stock received in the Distribution equal to the fair market value of such shares. Corporate stockholders may be eligible for a dividends-received deduction (subject to certain limitations) with respect to the portion of the Distribution constituting a dividend, and may be subject to the Code's extraordinary dividend provisions which, if applicable, would require a reduction in such holder's tax basis in his or her Short Common Stock to the extent of such deduction.

     THE FOREGOING IS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS OF THE DISTRIBUTION UNDER CURRENT LAW. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, IN LIGHT OF HIS OR HER PERSONAL CIRCUMSTANCES, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

DIVIDENDS ON SHORT COMMON STOCK

     The Company anticipates that future earnings will be used principally to support operations and to finance continued expansion and, thus, the Company does not intend to pay cash dividends on the Short Common Stock for the foreseeable future. The payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon such factors as earnings levels, capital requirements, the Company's financial condition, and other factors deemed relevant by the Company's Board of Directors.

QUESTIONS RELATING TO THE DISTRIBUTION

     Questions relating to the Distribution or ownership of Common Stock of the Company should be directed to the President, CA Short Company, 4205 East Dixon Boulevard, Shelby, North Carolina 28150, telephone (704) 482-9591.

                                  RISK FACTORS

     An investment in Short Common Stock involves certain risks, including those described below, which could adversely affect the value of the Short Common Stock. Neither Pages nor the Company makes, nor is any other person authorized to make, any representation as to the future market value of the Short Common Stock.

DEPENDENCE UPON KEY PERSONNEL

     The Company's future success depends to a significant degree upon the continued service of key senior management personnel, none of whom is bound by an employment agreement or covered by an insurance policy of which the Company is the beneficiary. The Company's future success also depends on its continuing ability to attract, retain and motivate highly qualified, managerial and sales personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain its existing employees or attract, retain and motivate highly qualified personnel in the future. If the Company is unable to hire the necessary personnel, its ability to market the Company's products could be impaired. Such impairment could have a material adverse effect upon the Company's business, financial condition and results of operations.

UNCERTAINTY OF TAX CONSEQUENCES

     As a condition to the completion of the Distribution, Pages and the Company will receive an opinion from Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A., to the effect that, Pages and the Company have a reasonable basis for the position that the Distribution will qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code. This tax opinion is offered in reliance on a number of assumptions, covenants and representations made by Pages, the Company, and certain Pages stockholders, including the following: (a) following the Distribution, the holders of Pages Common Stock must maintain a substantial continuing ownership interest in the Short Common Stock they receive in the Distribution; and (b) the Company must continue its historic business. These assumptions, representations, and covenants are critical to the Distribution qualifying as a tax-free spin-off under Section 355 of the Internal Revenue Code. If any of the representations or covenants are breached or any of the assumptions are incorrect, then the factual foundation of the tax opinion would be flawed and it may not be relied upon.

     Further, as reflected in the tax opinion, the applicability of Section 355 to the Distribution is complex and may be subject to differing interpretations. In particular, the Internal Revenue Service may challenge the tax-free status of the Distribution on the grounds that (a) it lacks an adequate "business purpose", or (b) that the active business requirement of Section 355(b)1 of the Code (which requires the continuation after the Distribution of a business conducted for at least five years prior to the Distribution) is not satisfied. Accordingly, even if the representations and the covenants are not breached, there can be no assurance that the Internal Revenue Service will not successfully challenge the applicability of Section 355 to the Distribution, or assert that the Distribution fails the requirements of Section 355 on the basis of facts either existing at the time of the Distribution, or which may arise after the Distribution Date.

     Neither Pages nor the Company has undertaken any obligation to refrain from any act that may be inconsistent with the Distribution qualifying as a tax-free distribution under Section 355 or to indemnify each other or Pages stockholders for any tax liability (including interest or penalties) arising out of an act causing the Distribution to fail to so qualify. See "The Distribution -- Certain Federal Income Tax Consequences of the Distribution."

ABSENCE OF PUBLIC MARKET; POSSIBLE ILLIQUIDITY OF TRADING MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE


     There has been no previous trading market for Short Common Stock and there can be no assurance that a public market for the Common Stock will develop or be sustained after the Distribution. The Company does not expect to be eligible for listing of its Common Stock on the Nasdaq Small Cap Market upon completion of the Distribution. Trading, if any, in the Company's Company Stock will be conducted in the over-the-counter market on the NASD's Electronic Bulletin Board System or in what are commonly referred to as the "pink sheets." Such trading may cause the Short Common Stock to be significantly less liquid than common stock or other securities listed on the Nasdaq National Market or the Nasdaq Small Cap Market. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, the Company's securities may be subjected to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. This could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's securities and the ability of holders of the Company's securities to sell their securities in the secondary market.


     There can be no assurances regarding the prices at which the Short Common Stock will trade before or after the Distribution Date. The market prices for securities of emerging companies have historically been highly volatile. Future announcements concerning the Company or its competitors' results, as well as investor perception of the Company and industry and general economic and market conditions, may have a significant impact on the market price of Short Common Stock. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization companies in particular, and are often unrelated to their operating performance.

RESTRICTIONS IMPOSED BY THE CREDIT FACILITY

     The credit facility to be obtained by the Company upon the consummation of the Distribution will contain a number of significant covenants that will, among other things, restrict the ability of the Company to dispose of assets, merge, incur debt, pay dividends, repurchase or redeem capital stock and indebtedness, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. In addition, the credit facility will contain, among other covenants, requirements that the Company maintain specified financial ratios, including a minimum capital base, and minimum pre-tax profits from operations. The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. The breach of any of these covenants would result in a default under the credit facility. In the event of any such default, the lender could elect to declare all amounts borrowed under the credit facility, together with accrued interest and other fees, to be due and payable. If the indebtedness under the credit facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness in full. See "Business -- Financing."

THE COMPANY'S DIVIDEND POLICY

     In addition to the restrictions contained in the credit facility on the payment of dividends, the payment and level of cash dividends, if any, by the Company after the Distribution will be at the discretion of the Company's Board of Directors, based primarily upon the earnings, cash flow and financial requirements of its business. The Company currently does not anticipate paying cash dividends on Company Common Stock in the foreseeable future. The future dividend policy will be determined on the basis of various factors, including the Company's results of operations, financial condition, capital requirements, and investment opportunities. See "Description of Capital Stock -- Dividends on Common Stock."

EFFECTS ON PAGES STOCK

     After the Distribution, the Pages Common Stock will continue to be listed and traded on the Nasdaq National Market. As a result of the Distribution, the trading prices of Pages Common Stock are expected to be correspondingly lower than the trading prices of Pages Common Stock immediately prior to the Distribution. The combined trading prices of Pages Common Stock and Short Common Stock after the

Distribution may be less than, equal to or greater than the trading prices of Pages Common Stock prior to the Distribution.

CONTINUING CONTROL OF THE COMPANY BY MANAGEMENT

     S. Robert Davis, the Chairman of the Board and President of Pages, and the Chairman of the Board of the Company, and Charles R. Davis, a director of Pages and the Company, the President of the Company, and the Executive Vice President and Secretary of Pages, currently own beneficially 1,345,359 and 687,003 shares, respectively, of Pages Common Stock, including options to purchase 43,750 and 43,750 shares, respectively, of Pages Common Stock exercisable within the next sixty days. If they would exercise all of such options after the Distribution, their holdings would represent approximately 21.87% and 11.18%, respectively, of the issued and outstanding Pages Common Stock prior to any adjustment of their outstanding options as a result of the Distribution. They will receive their pro rata share of Short Common Stock in the Distribution. Accordingly, Mr. Robert Davis and Mr. Charles Davis will, after the Distribution, own 195,241 and 96,487 shares, or 21.33% and 10.54%, respectively, of the Short Common Stock. As a result of their holdings, they currently exert, and are likely to continue to exert, significant control over Pages and the Company.

COMPETITION

     The Company's business is highly competitive. Many of the Company's competitors are significantly larger and better capitalized than the Company. See "Business -- Competition."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited Pro Forma Balance Sheet of the Company as of September 30, 1996 and the Pro Forma Condensed Statements of Operations of the Company for the year ended December 31, 1995 and the nine months ended September 30, 1996, present the financial position and results of operations of the Company assuming the Distribution had been completed as of September 30, 1996 and as of the beginning of 1995, respectively. In the opinion of management, they include all material adjustments necessary to restate the Company's historical results. The pro forma adjustments are described in the accompanying notes to the pro forma financial information which should be read in conjunction with such unaudited pro forma financial statements. Such pro forma statements should also be read in conjunction with the Company's financial statements and notes thereto included elsewhere herein. The following unaudited pro forma condensed statements of operations do not purport to be indicative of the actual results of the Company that would have occurred had the Distribution actually been consummated on January 1, 1995 or of future results of operations which will be obtained as a result of the consummation of the Distribution.

                                CA SHORT COMPANY

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31, 1995
                                                         ---------------------------------------------
                                                                         PRO FORMA
                                                         HISTORICAL     ADJUSTMENTS        PRO FORMA
                                                         ----------     -----------       ------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...............................................   $ 22,620                          $ 22,620
Costs and expenses
  Costs of goods sold..................................     13,862                            13,862
  Selling, general, and administrative.................      8,155            30(a)            8,185
  Interest.............................................        416           350(b)              766
  Depreciation and amortization........................        363                               363
  Management fees paid to Pages........................        500          (500)(c)              --
                                                           -------                           -------
                                                            23,296                            23,176
                                                           -------                           -------
Loss from continuing operations........................        676                               556
Benefit for income taxes...............................       (249)           44(d)             (205)
                                                           -------                           -------
Net loss...............................................        427                               351
Loss per common share..................................                                          .38
Weighted average common shares outstanding.............                                      915,293


                                                             NINE MONTHS ENDED SEPTEMBER 30, 1996
                                                         ---------------------------------------------
                                                                         PRO FORMA
                                                         HISTORICAL     ADJUSTMENTS        PRO FORMA
                                                         ----------     -----------       ------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...............................................   $ 13,694                          $ 13,694
Costs and expenses
  Costs of goods sold..................................      8,396                             8,396
  Selling, general and administrative..................      5,722            24(a)            5,746
  Interest.............................................         58           257(b)              315
  Depreciation and amortization........................        252                               252
  Management fee paid to PAGES.........................        375          (375) (c)             --
                                                           -------                           -------
                                                            14,803                            14,709
Loss from continuing operations........................      1,109                             1,015
Benefit for income taxes...............................       (121)          (21) (d)           (142)
Net loss...............................................        988                               873
Loss per common share..................................                                          .95
Weighted average common shares outstanding.............                                      915,293

                                CA SHORT COMPANY

                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996

                                                            SEPTEMBER 30,    PRO FORMA
                                                                1996        ADJUSTMENTS     PRO FORMA
                                                            -------------   -----------     ---------
                                                             (UNAUDITED)
                                               ASSETS
Current assets:
  Cash....................................................     $    77             --        $    77
  Accounts receivable.....................................       2,169             --          2,169
  Inventory...............................................       6,650             --          6,650
  Prepaid expenses........................................         944             --            944
                                                               -------                       -------
          Total current assets............................       9,840                         9,840
                                                               -------                       -------
Building and equipment:
  Buildings...............................................       3,187             --          3,187
  Equipment...............................................       1,839             --          1,839
                                                               -------                       -------
                                                                 5,026             --          5,026
  Less accumulated depreciation...........................      (1,262)            --         (1,262)
                                                               -------                       -------
                                                                 3,764             --          3,764
  Land....................................................         212             --            212
                                                               -------                       -------
          Total property and equipment, net...............       3,976             --          3,976
                                                               -------                       -------
Other assets:
  Cost in excess of net assets acquired...................       1,142             --          1,142
  Other...................................................         616             --            616
                                                               -------                       -------
                                                                 1,758             --          1,758
                                                               -------                       -------
TOTAL ASSETS..............................................     $15,574                       $15,574
                                                               =======                       =======
                                LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable........................................     $   658             --        $   658
  Short-term debt obligations.............................       2,448             --          2,448
  Accrued liabilities.....................................         272             --            272
  Due to PAGES............................................       4,125         (4,125)(e)         --
  Advance deposits........................................       5,940             --          5,940
                                                               -------                       -------
          Total current liabilities.......................      13,443             --          9,318
                                                               -------                       -------
  Deferred tax liability..................................          --             --             --
  Note payable to PAGES...................................          --          5,000(f)       5,000
                                                               -------         ------        -------
Stockholder's equity:
  Common shares...........................................          34            (25)(g)          9
  Capital in excess of par value..........................       4,124           (850)(g)      3,274
  Accumulated deficit.....................................      (2,027)            --         (2,027)

                                CA SHORT COMPANY

             NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The pro forma adjustments to the accompanying financial information as of and for the nine months ended September 30, 1996, and for the year ended December 31, 1995, are described below:

          a. To reflect the additional stand alone general and administrative costs associated with the Distribution.

          b. To reflect the interest expense on the $5,000,000 debt payable to Pages. Interest on the debt is 7% per annum.

          c. To reflect the elimination of the management fees paid to Pages.

          d. To record the estimated income tax benefit of pro forma adjustments at the combined federal, state, and local income tax rate of 40%.

          e. To reflect the elimination of the "Due to Pages" upon entering into a $5 million subordinated debenture with Pages at the Distribution.

          f. To reflect the debt that will be payable to Pages as a result of the elimination of the amount due to Pages as of the Distribution.

          g. To reflect the changes in stockholder's equity resulting a) from the excess of note payable to Pages over the amount due to Pages that will be eliminated, and b) from the recapitalization of common stock for the Distribution by way of the elimination of the 334.91 common shares at $100 par value and the issuance of the 915,293 common shares at $0.01 par value. These amounts are ($875,000) and $25,000, respectively.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following table summarizes certain historical financial information of the Company that has been derived from the financial statements of the Company for the five years ended December 31, 1995 and the nine month periods ended September 30, 1996 and September 30, 1995. The historical financial information may not be indicative of the Company's future performance as a stand-alone company. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Pro Forma Financial Information and Notes thereto included elsewhere herein.



                                                                                                      TEN MONTHS
                        PERIOD ENDED    PERIOD ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED       ENDED        YEAR ENDED
                        SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   FEBRUARY 28,
                            1996            1995            1995           1994           1993           1992           1992
                        -------------   -------------   ------------   ------------   ------------   ------------   -------------
CONSOLIDATED
  STATEMENTS OF
  OPERATIONS DATA:
Revenues..............    $  13,695        $12,641        $ 22,620       $ 25,158       $ 28,909       $ 17,889        $21,405
Costs and expenses....       14,804         14,231          23,296         25,635         28,759         17,952         21,475
                           --------        -------        --------        -------        -------        -------        -------
Income (loss) from
  continuing
  operations before
  income taxes........       (1,109)        (1,590)           (676)          (477)           150            (63)           (70)
(Provision) benefit
  for income taxes....          121            510             249            193            (57)            --             --
                           --------        -------        --------        -------        -------        -------        -------
Income (loss) from
  continuing
  operations..........         (988)        (1,080)           (427)          (284)            93            (63)           (70)
                           --------        -------        --------        -------        -------        -------        -------
Net income (loss).....    $    (988)       $(1,080)       $   (427)      $   (284)      $     93       $    (63)       $   (70)
                           ========        =======        ========        =======        =======        =======        =======
PRO FORMA PER SHARE
  DATA:
Income (loss) from
  continuing
  operations..........    $   (1.08)       $    --        $  (0.47)            --             --             --             --
Pro forma weighted
  average common and
  common equivalent
  shares..............      915,293             --         915,293             --             --             --             --
CONSOLIDATED BALANCE
  SHEET DATA:
Working capital.......    $  (3,603)       $(3,288)       $ (2,338)      $ (1,790)      $ (1,810)      $ (1,378)       $  (796)
Total assets..........       15,574         16,368          19,512         23,584         22,572         17,034         11,385
Stockholder's
  equity..............        2,131          2,467           3,119          3,547          3,831          3,738          3,808

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following is a discussion and analysis of the historical results of operations and financial condition of the Company and factors affecting the Company's financial resources. The discussion should be read in conjunction with the Company's financial statements, including the notes thereto, appearing elsewhere herein.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of liquidity have been cash generated from operating activities and amounts available under its existing credit facility. The Company's primary uses of funds consist of financing inventory and receivables.

     Net working capital deficit increased to $3,603,000 as of September 30, 1996 from $2,338,000 as of December 31, 1995. The increase was primarily attributed to reductions in trade accounts from collections which exceeded the decrease in the level of borrowings.

     The Company has adopted a growth strategy which will be accomplished through increased efforts of the Company's existing highly trained sales force to further expand current market share and by enlarging the existing sales force in order to expand into new markets.


     The Company anticipates that operating cash flows during the next twelve months, coupled with its ability to borrow under the credit facility, will cover operating expenditures and meet the short-term debt obligations. The Company also plans to enter into a $5 million, 7% subordinated debenture with Pages simultaneously with the Distribution in satisfaction of amounts due to Pages by the Company. Any excess of the amount due to Pages as of the Distribution over the $5 million subordinated debenture will be recorded as paid in capital. As a result, the Company's working capital will become significantly positive. Principal payments will be $100,000 per year for the first four years, and a final payment due at the end of the fifth year for the remaining principal balance. Interest will be 7% per annum and the interest will be payable quarterly. See "Capitalization."


     The Company does not anticipate any material expenditures for property and equipment during the next twelve months.

     The Company is aware of no trends or demands, commitments or uncertainties that will result in, or that management believes are reasonably likely to result in, the Company's liquidity increasing or decreasing in any material way. The Company is aware of no legal or other contingencies, the effect of which are believed by management to be reasonably likely to have a material adverse effect on the Company's financial statements.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1996 Compared to the Nine Months Ended September 30, 1995.

     Revenues were approximately $13.7 million for the nine months ended September 30, 1996, compared to $12.6 million for the same period in 1995 -- an increase of approximately $1.1 million or 9%. The increase in revenues is principally attributable to maintaining the volume on certain existing customers coupled with increasing volume from new accounts.

     Cost of goods sold for the nine months ended September 30, 1996 was approximately $8.4 million compared to approximately $7.8 million for the comparable period in 1995. This 8% increase in cost of goods sold is a result of an increase in revenues for the nine months ended September 30, 1996.

     Selling, general, and administrative expense for the nine months ended September 30, 1996 was approximately $5.7 million, compared to $5.5 million for the same period in 1995 -- an increase of 3.6%, or approximately $200,000. The increase in selling, general, and administrative expense is primarily due to the Company's expansion and increased focus in sales and marketing.

     Interest expense was approximately $58,000 for the nine months ended September 30, 1996, compared to $286,000 for the nine months ended September 30, 1995 -- a decrease of 79.7% or approximately $228,000. The decrease is due to a lower level of borrowings. The average outstanding debt for the nine months ended September 30, 1996 approximated $1.5 million compared to $3.8 million for the nine months ended September 30, 1995. Additionally, the average interest rate for the nine months ended September 30, 1996 approximated 8.55% compared to 9.41% for the nine months ended September 30, 1995.

     Depreciation and amortization expense was approximately $252,000 for the nine months ended September 30, 1996, compared to $281,000 for the nine months ended September 30, 1995 -- a decrease of 10% or approximately $29,000. The decrease in depreciation and amortization expense is principally attributable to the amortization of the remaining deferred loan costs during 1996.

     Income tax benefit was approximately $121,000 for the nine months ended September 30, 1996, compared to approximately $510,000 for the nine months ended September 30, 1995. The provisions for income tax benefit were calculated through the use of normal income tax rates. The Company was able to continue recognizing an income tax benefit through September 30, 1996, based on the net deferred tax liabilities that were in existence through that date. However, at September 30, 1996, the remaining net deferred tax asset, liability is zero after the establishment of a valuation allowance for the resulting net deferred tax asset. Recognition of any income tax benefit for future losses will be subject to the recognition provisions under SFAS No. 109.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994.

Revenues were approximately $22.6 million for the year ended December 31, 1995, compared to $25.2 million for the year ended December 31, 1994 -- a decrease of 10% or approximately $2.6 million. The decline in revenue was due to a decrease in volume on certain existing customers coupled with delayed redemption on new accounts.


     Cost of goods sold was approximately $13.9 million for the year ended December 31, 1995, compared to approximately $15.5 million for the year ended December 31, 1994 -- a decrease of 10% or approximately $1.6 million. The decrease in cost of goods sold was attributable to the decrease in revenues. As a percentage of revenues, cost of goods sold improved to 61.3% in 1995 from 61.7% in 1994. The 0.7% decrease in cost of goods sold is principally attributable to a change in product mix.


     Selling, general, and administrative expense was approximately $8.2 million for the year ended December 31, 1995, compared to approximately $8.9 million for the year ended December 31, 1994 -- a decrease of 8% or approximately $700,000. The decrease in selling, general and administrative expenses was due to decreased sales and cost reduction efforts implemented by the Company.

     Interest expense was approximately $416,000 for the year ended December 31, 1995, compared to $430,000 for the year ended December 31, 1994 -- a decrease of 3% or $14,000. The decrease was due to lower levels of borrowings. The average outstanding debt by month in 1995 approximated $3.9 million compared to $5.9 million for 1994. Additionally, the average interest rate for 1995 approximated 9.3% compared to approximately 7.9% for 1994.


     Depreciation and amortization expense was approximately $362,500 for the year ended December 31, 1995, compared to $297,500 for the year ended December 31, 1994 -- a decrease of 22% or approximately $65,000. The increase in depreciation and amortization expense is principally attributable to the amortization of additional deferred loan costs recorded as a result of certain credit facility refinancing by Pages, the parent.



     Income tax benefit was $248,600 for the year ended December 31, 1995, compared to $193,500 for the year ended December 31, 1994. The provisions for income tax benefit were calculated through the use of estimated income tax rates based on annualized income.

  Year Ended December 31, 1994 Compared to Year Ended December 31, 1993.

     Revenues were approximately $25.2 million for the year ended December 31, 1994, compared to $28.9 million for the year ended December 31, 1993 -- a decrease of 12.8% or approximately $3.7 million. The decline in revenue was due to a decrease in volume on certain existing customers coupled with delayed redemption on new accounts.

     Cost of goods sold was approximately $15.5 million for the year ended December 31, 1994, compared to approximately $19 million for the year ended December 31, 1993 -- a decrease of 18.4% or approximately $3.5 million. The decrease in cost of goods sold was attributable to the decrease in revenues. As a percentage of revenues, cost of goods sold improved to 61.7% in 1994 from 65.6% in 1993. The decrease in cost of goods sold is principally attributable to a change in product mix.

     Selling, general, and administrative expense was approximately $8.9 million for the year ended December 31, 1994, compared to approximately $8.0 million for the year ended December 31, 1993 -- an increase of 11% or approximately $900,000. The increase in selling, general and administrative expenses was due to a substantial shift from non-commissioned sales to commissioned sales which accounted for approximately $500,000 of the increase. Additionally, the selling, general and administrative expenses includes approximately $400,000 of staffing and marketing costs associated with anticipated fourth quarter sales which did not materialize.

     Interest expense was approximately $430,000 for the year ended December 31, 1994, compared to $252,500 for the year ended December 31, 1993 -- an increase of 70% or $177,500. The increase was due to higher levels of borrowings. The average outstanding debt by month in 1994 approximated $5.9 million compared to $3.5 million for 1993. Additionally, the average interest rate for 1994 approximated 7.9% compared to approximately 7.0% for 1993.


     Depreciation and amortization expense was approximately $297,500 for the year ended December 31, 1994, compared to $265,000 for the year ended December 31, 1993 -- an increase of 12% or approximately $32,500. The increase in depreciation and amortization expense was primarily due to acquisitions of office equipment.



     Income tax benefit was $193,500 for the year ended December 31, 1994, compared to the income tax provision of $57,000 for the year ended December 31, 1993. The provisions for income tax benefit were calculated through the use of estimated income tax rates based on annualized income.


SEASONALITY

     The Company's business is highly seasonal, with approximately one-half of its revenues and most of its profits recorded in the months of November, December and January. As a result, the Company's working capital requirements are highest during November and December when the combination of receivables and inventory are at peak levels and the Company typically experiences losses in its second and third quarters.

INFLATION

     Although the Company cannot determine the precise effects of inflation, inflation has an influence on the cost of the Company's products and services, supplies, salaries, and benefits. The Company attempts to minimize or offset the effects of inflation through increased sales volumes and sales prices, improved productivity, alternative sourcing of products and supplies, and reduction of other costs. The Company generally has been able to offset the impact of price increases from suppliers by increases in the selling prices of the Company's products and services.

                                    BUSINESS

GENERAL

     The Company was formed as a North Carolina corporation in 1950. Pages acquired all of the issued and outstanding common stock of the Company in February, 1990. In November, 1996, the Company reincorporated in the State of Delaware by merging into Clyde A. Short Incorporated, a Delaware corporation which was the surviving corporation in the merger and which, in conjunction with the merger, changed its name to CA Short Company. The Company creates, markets, and administers recognition programs which address specific needs in employee motivation and recognition. Programs offered by the Company include safety, service recognition, attendance, birthday, and corporate holiday gift programs. Virtually every program employs merchandise (alternatively, jewelry) as the principal incentive for the reinforcement or modification of employee behavior. The common objective of all the Company's programs is to reduce client operating costs by increasing employee productivity.

     The Company begins a typical assignment by helping the client to determine realistic performance goals and to establish an appropriate budget. Next, the Company selects and recommends to the client an assortment of merchandise which, in the Company's experience, will serve as an effective incentive to the client's employees. Upon approval, the Company publishes and distributes all materials (including appealing, full-color catalogues or brochures) necessary to communicate the program's benefits. As the client's employees become eligible to receive awards, the Company processes their requests and, in most cases, ships the items directly to the employees from the Company's distribution center in Shelby, North Carolina. The Company then invoices the client at prices approximating comparable retail, as the merchandise is shipped.

RECOGNITION PROGRAMS

     Safety Recognition Programs. Accidents in the workplace injure thousands of workers each year and cost billions of dollars in worker's compensation premiums, health care costs, and lost productivity. The Company's safety programs are designed to reduce these costs by increasing awareness and promoting safe work habits. Because each client has its own unique set of safety concerns, the Company designs each safety program to meet the specific needs and goals of the client. A typical safety program would grant an award for accident-free operations over a specified period of time. As a consequence of the present regulatory environment, clients are placing increasing emphasis on safety and the Company has received a number of client testimonials regarding the efficacy of the safety programs it has designed. Safety programs accounted for approximately 56% of the Company's revenues in each of the last three fiscal years.

     Sales Incentive Programs. Sales incentive programs are designed to achieve the client's specific goals, such as gaining market share, launching new products or services, improving profitability, encouraging early ordering, opening new territories, or boosting overall sales. When those goals are met, the responsible employees are provided with awards.

     Service Recognition Programs. Service award programs grant awards based on years of service with the employer. Service awards are designed to improve morale, increase productivity, and reduce costly employee turnover by delivering messages of recognition and strengthening bonds of loyalty between employees and employers. The Company's experience is that employee recognition is near the top of the list of motivating factors that create on-the-job satisfaction. Service award programs accounted for approximately 22% of the Company's revenues in each of the last three fiscal years.

     Quality Control Programs. Quality control programs are designed to create and increase quality awareness and motivate workers to make a personal commitment to quality. Participants are rewarded when corporate goals and objectives are met. Effective programs result in reducing rework and downtime, retaining existing business, and earning new business through increased customer satisfaction.

     Production Programs. Production programs are designed to motivate workers by offering incentive awards for achieving corporate production quotas and goals. By creating increased productivity awareness, thus increasing production, the client is able to reduce its cost per unit and enhance profitability.

     Attendance Programs. The costs incurred by clients resulting from absenteeism include loss of production, decrease in quality, downtime, extra wages to replace absent workers, and added administration. Attendance recognition programs are designed to reduce excessive absenteeism by providing incentive awards to workers with perfect attendance.

     Birthday and Holiday Gift Programs. Although a declining portion of the Company's incentive/recognition business, many employers continue to have a long-standing tradition of giving holiday gifts to employees as a way of thanking them for their commitment and dedication throughout the year. Finding the right gift has frequently posed a challenge for those responsible for administration of the program. The Company's gift-giving solution provides clients with a program that allows employees to select exactly the gift they want, while eliminating the administrative burden associated with other types of holiday gift programs. Holiday gift programs accounted for approximately 21% of the Company's revenues in each of the last three fiscal years.

MERCHANDISE SELECTION AND BROCHURES

     The Company presents the merchandise available for selection by its clients' employees in a full-color catalog/brochure designed and produced by the Company's art department. Except for apparel, the selection of which is limited, the merchandise offered by the Company is similar to that found in a large retail department store, including consumer electronics, housewares, hardware, lawn and garden merchandise, sportswear, costume jewelry, and manufactured fine jewelry. Unlike some of its competitors in the service award business which manufacture the merchandise offered as awards, the Company has no "product bias," allowing it to find the most reasonably priced, highest quality supplier of merchandise for its programs. Merchandise is separated into over twenty different price levels. This allows the client to select price levels which fit its budget. The items in each of the price levels selected by the client are presented to employees in separate brochures corresponding to the applicable award level. The selection of merchandise within each price level is carefully chosen to appeal to a wide segment of the industry work force. Products are grouped by the Company within a particular price level based on the Company's determination of the relative value of all merchandise offered by the Company, rather than on the Company's cost of those items. This results in different markups over the Company's cost for each item.

SALES AND MARKETING

     The Company markets its incentive/recognition awards programs through a combination of approximately one hundred independent commissioned sales representatives, sales consultants, telephone sales representatives and by direct mail, trade show participation, and trade journal advertising. The Company is evaluating converting some independent sales representative positions to employee sales positions. The Company employs a "consultative selling" or "partner" approach to marketing its programs which relieves from the client much of the design responsibilities associated with the programs. This often requires personal client contact over extended periods of time. The Company's proprietary computer software allows its sales consultants to monitor and administer the programs of its clients, relieving the client from much of the administrative burden associated with the program. Approximately 10% of the independent commissioned sales representatives are exclusive to the Company in all their business activities and 90% are non-exclusive and may represent a competitor. Sales consultants and telephone sales representatives are Company employees.

GROWTH STRATEGY

     The Company intends to add additional sales representatives in order to penetrate geographic markets in the United States outside of the Southeastern market in which its sales are now concentrated. Many of the Company's clients participate in only one or two of the programs offered by the Company. As part of its growth strategy, the Company also intends to expand its awards programs and actively cross-sell its broad range of programs to its existing clients.

SEASONALITY

     The Company's business is highly seasonal, with approximately one-half of its revenues and most of its profits recorded in the months of November, December and January. As a result, the Company's working capital requirements are highest during November and December when the combination of receivables and inventory are at peak levels, and the Company typically experiences losses in its second and third quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality and Quarterly Data."

COMPETITION

     The incentive/recognition awards business is highly competitive, but fragmented, with no company dominating the industry. The Company competes on the basis of customer service, product quality and diversity, and competitive pricing.

EMPLOYEES

     As of September 30, 1996, the Company employed a total of 106 permanent and 35 seasonal persons. None of the Company's employees is represented by a labor union.

PROPERTIES

     The Company owns a 134,000 square foot office and warehouse building located in Shelby, North Carolina and a 163,700 square foot warehouse located in Kings Mountain, North Carolina. Both properties are in good condition. The properties and all other Company assets collateralize its revolving line of credit facility with a maximum availability of $4,500,000.

FINANCING


     The Company has received a proposal from the Huntington National Bank to provide to it a credit facility in the form of a $4.5 million revolving line of credit. Under the proposal, borrowings will be limited to the sum of 80% of accounts receivable less than 90 days old plus 60% of eligible inventory, plus 75% of the appraised value of the Company's real estate located 4205 East Dixon Boulevard, in Shelby, North Carolina. Eligible inventory is limited to $3.5 million from January through May, and $6.5 million from June through December. The credit facility will have an expiration date of June 30, 1997 and will bear interest at the lender's prime rate of interest plus one percent, floating daily. All business assets of the Company will be pledged as collateral for the credit facility. The credit facility will also include certain financial covenants, including covenants that the Company maintain certain financial ratios including a minimum tangible capital base and a minimum pre-tax profit from operations. In addition, the credit facility will contain limitations on capital expenditures, fixed asset sales, loans and/or advances to shareholders and employees and restrictions on operating leases. The proposal does not constitute a commitment on the part of the lender. A commitment is subject to further due diligence by the lender and the completion of the bank's formal credit approval process. The consummation of the Distribution is contingent upon, among other things, the receipt of a commitment for a credit facility acceptable to the Board of Pages. The credit facility will be in addition to the $5 million subordinated debenture payable by the Company to Pages.

                                 CAPITALIZATION

     The following table sets forth, as of September 30, 1996, the historical capitalization of the Company and the pro forma capitalization of the Company to reflect the Distribution. This information should be read in conjunction with the Company's financial statements and the related notes thereto included herein.

                                                                         SEPTEMBER 30, 1996
                                                                      -------------------------
                                                                        ACTUAL       PRO FORMA
                                                                      -----------   -----------
Current liabilities:
  Due to Pages......................................................  $ 4,124,975   $        --
Note payable to Pages -- noncurrent.................................           --     5,000,000
Stockholder's equity:
  Common stock, par-value $100 per share (actual) $.01 per share
     (pro forma) 334.91 shares authorized, 334.91 shares issued and outstanding (actual) 915,293 shares issued and outstanding (pro
     forma).........................................................       33,491         9,152
  Capital in excess of par value....................................    4,124,494     3,273,808
  Accumulated deficit...............................................   (2,026,991)   (2,026,991)
                                                                      -----------   -----------
          Total Stockholder's Equity................................    2,130,994     1,255,969
                                                                      -----------   -----------
          Total Capitalization......................................  $ 6,255,969   $ 6,255,969
                                                                      ===========   ===========

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information with respect to each person who is a director or an executive officer of the Company.

               NAME                  AGE                         POSITION
-----------------------------------  ---   ----------------------------------------------------
S. Robert Davis(1).................  58    Chairman of the Board
Charles R. Davis(1)................  35    President and Director
Jeffrey A. Ross....................  29    Chief Financial Officer and Secretary
Robert V. Boylan...................  33    Executive Vice President of Sales

---------------

(1) S. Robert Davis is the father of Charles R. Davis.

     S. ROBERT DAVIS is the Chairman of the Board and President of Pages. Prior to his election to the Board of Directors of Pages, he served as Assistant to the President of Pages from January, 1988, to March, 1990, on a part-time basis. Additionally, during the past five years Mr. Davis has operated several private businesses involving the developing, sale, and/or leasing of real estate, but devotes substantially all of his business time to Pages.

     CHARLES R. DAVIS was elected President of the Company in September, 1992. Mr. Davis is also a Director and the Executive Vice President and Secretary of Pages. Additionally, during the past five years Mr. Davis has operated several private businesses involving the developing, sale and/or leasing of real estate but devotes substantially all of his business time to the Company.

     JEFFREY A. ROSS is a certified public accountant. He joined the Company as its controller in June, 1993. Mr. Ross was employed as an accountant by a large public accounting and consulting firm from September, 1989, until June, 1993.

     ROBERT V. BOYLAN joined the Company in August, 1996, as Executive Vice President of Sales. From April 1988 until August 1996, Mr. Boylan managed North American sales and marketing activities of a large, diversified building products manufacturer. Mr. Boylan has also served as a contract consultant for the American Management Association, as well as Beauvestco Consulting, specializing in sales development, and sales management. Mr. Boylan has also served as a general partner of a closely held real estate management firm located in North Carolina.

     Executive officers are elected by the Board of Directors and serve until their successors are duly elected and qualify, subject to earlier removal by the Board of Directors. Directors are elected at the annual meeting of shareholders to serve for one year and until their respective successors are duly elected and qualify, or until their earlier resignation, removal from office, or death. The remaining directors may fill any vacancy in the Board of Directors for an unexpired term. The next annual meeting of the Company's shareholders will take place during 1997.

COMPENSATION OF DIRECTORS

     Each director who is not an officer of the Company will receive a fee of $500 for attendance at each non-telephonic Board meeting, a fee of $250 for attendance of each telephonic Board meeting, and a fee of $250 for attendance at each meeting of a Board committee of which he is a member. Directors who are also officers of the Company will receive no additional compensation for their services as directors.

     The Company has adopted a Non-Employee Director Stock Option Plan, which provides for the grant, at the discretion of the Company's Board of Directors, of options to purchase up to 40,000 shares of Short Common Stock upon such terms as are determined by the Board in its discretion. No options have been granted under the Plan.

EXECUTIVE COMPENSATION

     The Company's President, Charles R. Davis, was paid a salary of $147,890, $140,000, and $140,000 in each of the 1995, 1994, and 1993 fiscal years, respectively. Mr. Davis exercised options to purchase Pages Common Stock during 1995, the difference between the fair market value of the Pages Common Stock received and the option exercise price of which was $103,389. He did not receive any other compensation from the Company in those years and he did not receive any grants of options to purchase Pages Common Stock in those years. He has not received any Company option grants. Mr. Davis is paid a salary of $155,000 during fiscal 1996. No other executive officer of the Company received compensation exceeding $100,000 during fiscal 1995.

CA SHORT COMPANY 1996 STOCK OPTION PLAN

     The Company has adopted a 1996 Incentive Stock Option Plan which provides for the grant, at the discretion of the Board of Directors, of options to purchase up to 45,000 shares of Short Common Stock to key employees of the Company. It is intended that options granted under such Plan qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. No options have been granted under the Plan.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has no committees of the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Prior to the Distribution, Pages owns all of the outstanding shares of Short Common Stock. Assuming the completion of the Distribution and that the Pages stockholders continue to own beneficially on the Record Date the same number of shares believed by Pages to be owned beneficially by such persons on September 30, 1996, the following table sets forth certain information with respect to the beneficial ownership of shares of Short Common Stock that will be owned beneficially by (i) each person who beneficially owns more than 5% of the outstanding Short Common Stock, (ii) each director of the Company, (iii) the President of the Company (the only executive officer of the Company whose cash and non-cash compensation for services rendered to the Company for the year ended December 31, 1995, exceeded $100,000) and (iv) directors and executive officers of the Company as a group:

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL         PERCENT
                        NAME AND ADDRESS                        OWNERSHIP(1)        OF CLASS(2)
    --------------------------------------------------------  -----------------     -----------
    S. Robert Davis.........................................      1,345,359(3)         21.89%
      801 94th Avenue North
      St. Petersburg, Florida 33702
    Charles R. Davis........................................        687,003(4)         11.18%
      4205 East Dixon Boulevard
      Shelby, North Carolina 28150
    All directors and executive officers as a group (4
      persons)..............................................      2,080,712(5)         33.37%

---------------

(1) Represents sole voting and investment power unless otherwise indicated.
(2) Based on 6,101,955 shares of Pages Common Stock outstanding as of September 30, 1996, plus, as to each person listed, that portion of the 602,800 unissued shares of Pages Common Stock subject to outstanding options which may be exercised by such person, and as to all directors and executive officers as a group, unissued shares of Pages Common Stock as to which the members of such group have the right to acquire beneficial ownership upon the exercise of stock options within the next 60 days.
(3) Includes 25,100 shares owned by Mr. Davis' wife as to which Mr. Davis disclaims beneficial ownership and includes 43,750 shares of Pages Common Stock as to which Mr. Davis has the right to acquire beneficial ownership upon the exercise of stock options within the next 60 days.
(4) Includes 781 shares owned by Mr. Davis' wife and 4,474 shares owned by Mr. Davis' children as to which Mr. Davis disclaims beneficial ownership and includes 43,750 unissued shares of Pages Common Stock as to which Mr. Davis has the right to acquire beneficial ownership upon the exercise of stock options within the next 60 days.
(5) The number of shares of common stock beneficially owned by all directors and executive officers as a group includes all the shares of Pages Common Stock listed above plus 3,000 shares of Pages Common Stock owned and 25,000 unissued shares of Pages Common Stock as to which Robert V. Boylan, an executive officer of the Company, has the right to acquire beneficial ownership upon exercise of stock options within the next 60 days and 350 shares of Pages Common Stock and 20,000 unissued shares of Pages Common Stock as to which Jeffrey A. Ross, an executive officer of the Company, has the right to acquire beneficial ownership upon exercise of stock options within the next 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pages has provided services to the Company including, but not limited to services related to administration, transportation, tax services, accounting and reporting, and management consultation. Pages has also incurred costs related to the services rendered to the Company by Pages, and also related to legal services and general corporate expenses which have been allocated to the Company. Pages has also incurred financing costs to provide non-interest bearing advances to the Company, which costs approximated $263,000, $263,000, $450,000, $450,000, and $400,000, respectively based on the prime interest rate as applied to the average outstanding balance due to Pages during the nine month periods ended September 30, 1996, and 1995 and during the years ended December 31, 1995, 1994 and 1993. All of the foregoing have been embodied in management fees charged by Pages to the Company. Those fees for the nine month periods ended September 30, 1996, and 1995 and for the years ended December 31, 1995, 1994 and 1993 were in the amounts of $375,000, $375,000, $500,000,
$500,000 and $1,287,019, respectively. The allocation of costs and expenses by Pages to the Company was based on methods Pages believes are reasonable. The portion of such costs which CA Short believes will continue to be incurred after the Distribution is approximately $30,000 per year. The balance of such costs which are not expected to continue after the Distribution relates to duplicative management responsibilities for financing and operating activities and transportation and administration costs which will be eliminated by the Distribution.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED SHARES

     Under the Company's Certificate of Incorporation ("Certificate" or "Certificate of Incorporation"), the authorized capital stock of the Company consists of 5,000,000 shares of Short Common Stock, par value $.01 per share, and 300,000 shares of preferred stock, $.01 par value per share (the "Short Preferred Stock"). Pages currently owns all outstanding shares of Short Common Stock. No shares of Short Preferred Stock have been issued. Immediately after the Distribution, based on the number of shares of Pages Common Stock outstanding as of September 30, 1996 (and assuming a distribution ratio of one and one-half shares of Short Common Stock for every ten shares of Pages Common Stock), approximately 915,293 shares of Short Common Stock and no shares of the Short Preferred Stock will be issued and outstanding. Pages will own no shares of Common Stock after the Distribution.

COMMON STOCK

     Holders of Short Common Stock are entitled to one vote for each share on all matters voted on by stockholders. All shares of Short Common Stock to be distributed will be fully paid and nonassessable. Holders of Short Common Stock do not have any subscription, redemption or conversion privileges. Subject to the preferences or other rights of any Short Preferred Stock that may issued from time to time, holders of common stock are entitled to participate ratably in dividends on the Short Common Stock as are declared by the Board of Directors. Holders of Short Common Stock are entitled to share ratably in all assets available for distribution to stockholders in the event of liquidation or dissolution of the Company, subject to distribution of the preferential amount, if any, to be distributed to holders of Short Preferred Stock.

PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the Board, without any vote or action by the holders of Short Common Stock, to issue Short Preferred Stock from time to time in one or more series. The Board is authorized to determine the number of shares and designation of any series of Short Preferred Stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of Short Preferred Stock. Issuance of Short Preferred Stock would be subject to the applicable rules of the NASD or other organizations on whose systems the stock of the Company may then be quoted or listed. Depending upon the terms of Short Preferred Stock established by the Board, any or all series of Short Preferred Stock could have preference over the Short Common Stock with respect to dividends and other distributions and upon liquidation of the Company. Issuance of any such shares with voting powers, or issuance of additional shares of Short Common Stock, would dilute the voting power of the outstanding Short Common Stock.

NO PREEMPTIVE RIGHTS

     No holder of any capital stock of the Company has any preemptive right to subscribe for or purchase any securities of any class or kind of the Company.

TRADING OF SHORT COMMON STOCK


     No current public trading market exists for Short Common Stock, although a "when-issued" market may develop prior to the Distribution Date. Although the Company intends to apply for a listing if it is eligible, the Company does not expect to be eligible for listing of its common stock on the Nasdaq Small Cap Market upon completion of the Distribution. Trading, if any, in the Short Common Stock will be conducted in the over-the-counter market on the NASD's OTC Electronic Bulletin Board Service or in what are commonly referred to as the "pink sheets." The extent of the market for the Short Common Stock and the prices at which Short Common Stock may trade prior to or after the Distribution cannot be predicted. See "Risk Factors -- Absence of Public Market; Possible Illiquidity of Trading Market; Possible Volatility of Stock Price." Stockholders should refer any questions concerning trading in either Short Common Stock or Pages Common Stock to their brokers.


     Shares of Short Common Stock distributed to stockholders of Pages will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of the Company under the Securities Act. Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by or are under common control with the Company. Affiliates of the Company may sell their Short Common Stock only pursuant to an effective registration statement under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act.

TRANSFER AGENT AND REGISTRAR

     The Huntington National Bank, Columbus, Ohio, will be the transfer agent and registrar for the Short Common Stock immediately following the Distribution.

               ANTITAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE

     Certain of the provisions of the Company's Certificate of Incorporation may discourage certain types of transactions that may involve an actual or threatened change of control of the Company and encourage any person who might seek to acquire control of the Company to negotiate with the Company's Board of Directors. Management of Pages and the Company believe that generally the interests of the Company's stockholders would be served best if any change in control results from negotiations with its Board of the proposed terms, such as the price to be paid, the form of consideration and the anticipated tax effects of the transaction.

     The provisions described herein may reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all its outstanding shares of capital stock at an adequate price or is otherwise unfair to its stockholders or an unsolicited proposal for the restructuring or sale of all or part of the Company. Management of Pages and the Company believe that, as a general rule, such proposals would not be in the best interests of the Company and its shareholders. However, to the extent that these provisions do not discourage takeover attempts, they could make it more difficult to accomplish transactions that are opposed by the incumbent Board and could deprive stockholders of opportunities to realize temporary takeover premiums for their shares or other advantages that large accumulations of stock would provide.

     The description below is a summary of material terms and is qualified in its entirety by reference to the Company's Certificate of Incorporation filed as an exhibit to the Company's Registration Statement on Form 10 of which this Information Statement is a part.

PREFERRED STOCK AND ADDITIONAL COMMON STOCK

     Under the Company's Certificate of Incorporation, the Board has authority to provide by resolution for issuance of shares of one or more series of Short Preferred Stock. The Board is authorized to fix by resolution the terms and conditions of each series. See "Description of Capital Stock -- Preferred Stock." The Board also may issue additional shares of authorized but unissued shares of Short Common Stock.

     The Company believes that the availability of Short Preferred Stock will provide the Company with increased flexibility to facilitate possible future financings and acquisitions and will allow the Company to better meet other corporate needs that might arise. The authorized shares of Short Preferred Stock, as well as authorized but unissued shares of Short Common Stock, will be available for issuance without the expense and delay of stockholder action, unless stockholder action is required by applicable law or the rules of the NASD or other stock exchange or organization on which any class of stock of the Company may then be quoted or listed.

     These provisions give the Board of Directors the power to approve the issuance of a series of Short Preferred Stock, or additional Short Common Stock, with terms that could either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include series voting rights that would enable a holder to block business combinations, or the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote required to be satisfied. The Board of Directors of the Company will make any determination regarding issuance of additional shares based on its judgment as to the best interest of its stockholders, customers, employees, or other constituencies.

CONTROL SHARE ACQUISITION STATUTE


     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such time, the Board of Directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock excluding certain shares held by employee director and employee stock plans, or (iii) at or subsequent to such time the business combination is approved by the Board of Directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years, owned) 15% or more of the Company's voting stock.


            LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was bought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper." The Company's Certificate of Incorporation provides for such indemnification to the fullest extent provided for by the DGCL.

     The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by the DGCL. The Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

     The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

     The Company has entered into indemnification agreements with its directors and certain of its officers and has received a binder for officer and director liability insurance in the amount of $3,000,000.

                       PRICE RANGE OF PAGES COMMON STOCK

     The Pages Common Stock is traded on the Nasdaq National Market under the symbol "PAGZ". The following table sets forth for the periods indicated the high and low sales prices of the Pages Common Stock as reported by the Nasdaq National Market.

                                                                                 HIGH     LOW
                                                                                 ----     ---
CALENDAR YEAR THROUGH SEPTEMBER 30, 1996
  Third Quarter................................................................    2 1/2   1  1/4
  Second Quarter...............................................................    3       1
  First Quarter................................................................    2 1/8   1  1/8
CALENDAR YEAR ENDING DECEMBER 31, 1995
  Fourth Quarter...............................................................   13 3/4   9  1/2
  Third Quarter................................................................   11 7/8   9  5/8
  Second Quarter...............................................................   10 1/4   6
  First Quarter................................................................    7       5  7/8
CALENDAR YEAR ENDED DECEMBER 31, 1994
  Fourth Quarter...............................................................    9 3/4   6  1/2
  Third Quarter................................................................    7       4
  Second Quarter...............................................................   11       8  1/4
  First Quarter................................................................   12 1/4  10  1/4

     On November 12, 1996, Pages announced that it intended to pursue the spin-off of the Company, subject to certain conditions precedent. On November 11, 1996, the last trading day before the announcement, the Pages Common Stock traded at prices ranging from a low of $2.125 per share to a high of $2.50 per share.

                              INDEPENDENT AUDITORS

     The Board of Directors of the Company has selected Deloitte & Touche LLP to audit the Company's financial statements for the year ending December 31, 1996. The financial statements as of December 31, 1995 and 1994 and for the years then ended, included in this Information Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. The financial statements as of December 31, 1993 and for the year then ended, also included in this Information Statement, have been audited by Hausser & Taylor, independent auditors, as stated in their report appearing herein.

     On October 28, 1994, Pages dismissed both Hausser & Taylor as its principal independent accountants and Arthur Andersen as its independent auditor of its U.K. subsidiary, School Book Fairs Limited. The reports of Hausser & Taylor on the financial statements for the prior two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The report dated March 25, 1994, of Hausser & Taylor on the 1993 and 1992 financial statements expressed an unqualified opinion with reliance on the audit report of Author Andersen regarding their audits of the combined financial statements of School Book Fairs Limited. The reports of Arthur Andersen on the financial statements for the prior two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The Pages Audit Committee participated in and approved the decision to change independent accountants.

     In connection with the audits of Pages for fiscal years ended December 31, 1992, and 1993 and through October 28, 1994, there were no disagreements with Hausser & Taylor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Hausser & Taylor would have caused them to make reference thereto in their report on the financial statements for such years.

     In connection with the audits of Pages for fiscal years ended December 31, 1992, and 1993 and through October 28, 1994, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen would have caused them to make reference thereto in their report on the financial statements for such years.

     During fiscal years ended December 31, 1992, and 1993 and through October 28, 1994, there were no reportable events (as defined in Securities and Exchange Commission Regulation S-K Item 304(a)(l)(v)) by either Hausser & Taylor or Arthur Andersen.

     Pages received from both Hausser & Taylor and Arthur Andersen letters addressed to the Securities and Exchange Commission stating that they agree with statements substantially similar to the foregoing included in Pages' Form 8-K dated November 2, 1994, which was filed with the Securities and Exchange Commission.

     Pages engaged Deloitte & Touche LLP as its new independent accountants as of October 28, 1994. During the fiscal years ended December 31, 1992, and 1993 and through October 28, 1994, Pages had not consulted with Deloitte & Touche LLP on items which (i) were or should have been subject to Statement on Auditing Standards No. 50 or (ii) concerned the subject matter of a disagreement or reportable event with the former auditors.

                             CLYDE A. SHORT COMPANY

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants...............................................  F-2
Independent Auditors' Report...........................................................  F-3
Statement of Operations................................................................  F-4
Balance Sheets.........................................................................  F-5
Statements of Stockholder's Equity.....................................................  F-6
Statements of Cash Flows...............................................................  F-7
Notes to Financial Statements..........................................................  F-8

                         [HAUSSER & TAYLOR LETTERHEAD]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholder
Clyde A. Short Company

     We have audited the accompanying statements of operations, cash flows and stockholder's equity of Clyde A. Short Company for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of Clyde A. Short Company for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          /s/ HAUSSER & TAYLOR
                                          --------------------------------------
                                          Hausser & Taylor

Columbus, Ohio
March 25, 1994

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Clyde A. Short Company, Inc.
Shelby, North Carolina

     We have audited the accompanying balance sheets of Clyde A. Short Company, Inc. (the "Company") as of December 31, 1995 and 1994, and the related statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ DELOITTE & TOUCHE LLP
                                          --------------------------------------
                                          Deloitte & Touche LLP

Tampa, Florida
October 11, 1996

                             CLYDE A. SHORT COMPANY

                            STATEMENTS OF OPERATIONS
            FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND
           1995 AND THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                  SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                      1996            1995            1995           1994           1993
                                  -------------   -------------   ------------   ------------   ------------
                                   (UNAUDITED)     (UNAUDITED)
Revenues........................   $ 13,694,621    $ 12,641,214   $ 22,620,011   $ 25,157,704   $ 28,909,206
                                    -----------     -----------    -----------    -----------    -----------
Costs and expenses:
  Cost of goods sold............      8,396,341       7,780,654     13,862,313     15,526,961     18,951,222
  Selling, general and
     administrative.............      5,722,472       5,509,082      8,155,260      8,880,315      8,003,242
  Interest......................         57,929         285,595        416,189        430,376        252,494
  Depreciation and
     amortization...............        252,112         281,028        362,523        297,506        265,290
  Management fee paid to
     Pages......................        375,000         375,000        500,000        500,000      1,287,019
                                    -----------     -----------    -----------    -----------    -----------
                                     14,803,854      14,231,359     23,296,285     25,635,158     28,759,377
                                    -----------     -----------    -----------    -----------    -----------
Income/(loss) from continuing
  operations....................     (1,109,233)     (1,590,145)      (676,274)      (477,454)       149,829
(Provision)/benefit for income
  taxes.........................        120,900         509,700        248,600        193,500        (57,000)
                                    -----------     -----------    -----------    -----------    -----------
NET INCOME/(LOSS)...............   $   (988,333)   $ (1,080,445)  $   (427,674)  $   (283,954)  $     92,829
                                    -----------     -----------    -----------    -----------    -----------
Proforma income/(loss) per
  common share..................   $      (1.08)   $         --   $       0.47             --             --
                                    -----------     -----------    -----------    -----------    -----------
Proforma weighted average common
  and equivalent shares.........        915,293              --        915,293             --             --
                                    -----------     -----------    -----------    -----------    -----------

    The accompanying notes are an integral part of the financial statements.

                             CLYDE A. SHORT COMPANY

                                 BALANCE SHEETS
               SEPTEMBER 30, 1996 AND DECEMBER 31, 1995 AND 1994

                                                          SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                              1996            1995           1994
                                                          -------------   ------------   ------------
                                                           (UNAUDITED)
                                               ASSETS
Current assets:
  Cash..................................................   $     76,932   $    226,678   $     13,414
  Accounts receivable...................................      2,168,752      6,101,629      7,278,185
  Inventory.............................................      6,649,996      6,780,412      9,709,989
  Prepaid expenses......................................        944,210        824,967        875,014
                                                          -------------   ------------   ------------
          Total current assets..........................      9,839,890     13,933,686     17,876,602
                                                          -------------   ------------   ------------
Building and equipment:
  Buildings.............................................      3,186,680      3,186,680      3,180,131
  Equipment.............................................      1,840,095      1,451,760      1,296,633
                                                          -------------   ------------   ------------
                                                              5,026,775      4,638,440      4,476,764
  Less accumulated depreciation.........................     (1,262,264)    (1,037,014)      (758,766)
                                                          -------------   ------------   ------------
                                                              3,764,511      3,601,426      3,717,998
  Land..................................................        211,468        211,468        211,468
                                                          -------------   ------------   ------------
          Total property and equipment, net.............      3,975,979      3,812,894      3,929,466
                                                          -------------   ------------   ------------
Other assets:
  Cost in excess of net assets acquired, net of
     accumulated amortization of $224,902, $199,280 and
     $165,116, respectively.............................      1,141,565      1,167,187      1,201,351
  Other.................................................        616,257        598,256        576,165
                                                          -------------   ------------   ------------
                                                              1,757,822      1,765,443      1,777,516
                                                          -------------   ------------   ------------
TOTAL ASSETS............................................   $ 15,573,691   $ 19,512,023   $ 23,583,584
                                                          =============   ============   ============
                                LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable......................................   $    657,816   $  1,276,197   $  3,431,220
  Short-term debt obligations...........................      2,447,680      4,827,662      5,016,270
  Accrued liabilities...................................        271,983        394,855        391,334
  Due to Pages..........................................      4,124,975      4,124,975      6,613,372
  Advance deposits......................................      5,940,243      5,648,107      4,214,887
                                                          -------------   ------------   ------------
          Total current liabilities.....................     13,442,697     16,271,796     19,667,083
                                                          -------------   ------------   ------------
  Deferred tax liability................................             --        120,900        369,500
                                                          -------------   ------------   ------------
  Commitments and contingencies (note 3)................             --             --             --
Stockholder's equity:
  Common shares: $100 par value; authorized 334.91
     shares; 334.91 issued and outstanding..............         33,491         33,491         33,491
  Capital in excess of par value........................      4,124,494      4,124,494      4,124,494
  Accumulated deficit...................................     (2,026,991)    (1,038,658)      (610,984)
                                                          -------------   ------------   ------------
          Total stockholder's equity....................      2,130,994      3,119,327      3,547,001
                                                          -------------   ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY..............   $ 15,573,691   $ 19,512,023   $ 23,583,584
                                                          =============   ============   ============

    The accompanying notes are an integral part of the financial statements.

                             CLYDE A. SHORT COMPANY

                       STATEMENTS OF STOCKHOLDER'S EQUITY
   FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996 (UNAUDITED) AND FOR THE
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                              CAPITAL IN
                                                     COMMON   EXCESS OF    ACCUMULATED
                                           SHARES    STOCK    PAR VALUE      DEFICIT       TOTAL
                                           -------   ------   ----------   -----------   ----------
Balance December 31, 1992................  $334.91   33,491   $4,124,494   $  (419,859)  $3,738,126
Net Income...............................                                       92,829       92,829
                                            ------   -------  ----------   -----------   ----------
Balance December 31, 1993................   334.91   33,491    4,124,494      (327,030)   3,830,955
Net loss.................................                                     (283,954)    (283,954)
                                            ------   -------  ----------   -----------   ----------
Balance December 31, 1994................   334.91   33,491    4,124,494      (610,984)   3,547,001
Net loss.................................                                     (427,674)    (427,674)
                                            ------   -------  ----------   -----------   ----------
Balance December 31, 1995................   334.91   33,491    4,124,494    (1,038,658)   3,119,327
Net loss.................................                                     (988,333)    (988,333)
                                            ------   -------  ----------   -----------   ----------
Balance September 30, 1996...............  $334.91   33,491   $4,124,494   $(2,026,991)  $2,130,994
                                            ======   =======  ==========   ===========   ==========

    The accompanying notes are an integral part of the financial statements.

                             CLYDE A. SHORT COMPANY

                            STATEMENTS OF CASH FLOWS
    FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1995 AND FOR THE
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                             SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                 1996            1995            1995           1994           1993
                             -------------   -------------   ------------   ------------   ------------
                              (UNAUDITED)     (UNAUDITED)
Cash flows from operating
  activities:
  Net income/(loss)........  $    (988,333)  $  (1,080,445)  $   (427,674)  $   (283,954)  $     92,829
  Adjustments to reconcile
     net (loss)/income to
     cash provided by (used
     in) operating
     activities:
     Depreciation and
       amortization........        252,112         281,028        362,523        297,506        265,290
Changes in assets and
  liabilities:
  (Increase) decrease in
     assets:
     Accounts receivable...      3,932,877       5,574,813      1,176,556      1,425,658     (2,067,555)
     Inventory.............        130,416       1,759,627      2,929,577     (2,150,382)    (2,448,138)
     Prepaid expenses and
       other assets........       (138,484)       (112,207)       (22,151)      (420,470)      (482,085)
  Increase (decrease) in
     liabilities:
     Accounts payable and
       accrued
       liabilities.........       (741,253)     (2,853,318)    (2,151,502)      (196,503)     1,547,200
     Advance deposits......        292,136       1,217,238      1,433,220        744,191        774,141
     Deferred income
       taxes...............       (120,900)       (509,700)      (248,600)      (193,500)       501,094
                              ------------    ------------   ------------   ------------   ------------
          Total
            adjustments....      3,606,904       5,357,481      3,479,623       (493,500)    (1,910,053)
                              ------------    ------------   ------------   ------------   ------------
Net cash provided by (used
  in) operating
  activities...............      2,618,571       4,277,036      3,051,949       (777,454)    (1,817,224)
                              ------------    ------------   ------------   ------------   ------------
Cash flows from investing
  activities:
  Payments for purchases of
     property and
     equipment.............       (388,335)       (111,382)      (161,676)      (254,787)      (809,364)
                              ------------    ------------   ------------   ------------   ------------
  Cash used in investing
     activities............       (388,335)       (111,382)      (161,676)      (254,787)      (809,364)
                              ------------    ------------   ------------   ------------   ------------
Cash flows from financing
  activities:
  Due to Pages.............             --      (2,488,397)    (2,488,397)     2,670,919         28,760
  Proceeds from debt
     obligations...........     17,433,276      19,737,449     30,982,347     31,842,084     27,642,656
  Principal payments on
     debt..................    (19,813,258)    (21,378,260)   (31,170,959)   (33,571,350)   (25,048,672)
                              ------------    ------------   ------------   ------------   ------------
  Cash (used in) provided
     by financing
     activities............     (2,379,982)     (4,129,208)    (2,677,009)       941,653      2,622,744
                              ------------    ------------   ------------   ------------   ------------
Increase (decrease) in
  cash.....................       (149,746)         36,466        213,264        (90,588)        (3,844)
Cash, beginning of year....        226,678          13,414         13,414        104,002        107,846
                              ------------    ------------   ------------   ------------   ------------
Cash, end of year..........  $      76,932   $      49,860   $    226,678   $     13,414   $    104,002
                              ============    ============   ============   ============   ============

    The accompanying notes are an integral part of the financial statements.

                             CLYDE A. SHORT COMPANY

                         NOTES TO FINANCIAL STATEMENTS
    FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     Information pertaining to the nine month periods ended September 30, 1996 and September 30, 1995, the interim financial statements, is unaudited. The accompanying interim financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Such adjustments consist solely of normal recurring accruals. Results for interim periods are not necessarily indicative of results for a full year. Effective November 12, 1996, Clyde A. Short Company (the "Company") changed its name to CA Short Company and reincorporated in the State of Delaware from North Carolina.

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     The Company is engaged in the design, implementation, and fulfillment of incentive awards and recognition programs for businesses throughout the United States. The Company's corporate headquarters is located in Shelby, North Carolina.

BASIS OF PRESENTATION

     On February 28, 1990, in a transaction accounted for as a purchase, all of the outstanding stock of the Company was acquired by Pages, Inc. ("Pages"). These financial statements were prepared under the resulting new basis of accounting that reflects the fair values of assets acquired and liabilities assumed.

USE OF MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenues from the sale of incentive awards are recognized upon shipment and delivery of the related merchandise. Revenues from services are insignificant. Returns from the sales of incentive awards and from services are insignificant.

ACCOUNTS RECEIVABLE

     The Company sells its products to numerous commercial and industrial customers, across the United States and Canada. The accounts receivable are well diversified and are expected to be repaid in the normal course of business.

INVENTORY

     Inventory consists of finished goods which are comprised of general retail merchandise. Inventory is valued at the lower of cost or market using the first-in, first-out (FIFO) method.

PREPAID EXPENSES

     Prepaid expenses at September 30, 1996 and December 31, 1995 and 1994 include $893,919, $747,233 and $788,047, respectively, of prepaid selling costs that include costs for commissions paid to salespeople that relate to advance deposits for the sales of incentive and recognition awards programs. Such costs are directly attributable to obtaining specific future commitments and are expensed in the year the related sales occur.

BUILDINGS AND EQUIPMENT

     Buildings and equipment are recorded at cost and depreciated over their estimated useful life on the straight-line method. Estimated useful lives range from three to thirty-one years. Major repairs and betterments are capitalized; minor repairs are expensed as incurred. Depreciation expense for the nine month periods ended September 30, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993, totaled $225,250, $205,298, $278,254, $248,480 and
$217,104, respectively.

COST IN EXCESS OF NET ASSETS ACQUIRED AND OTHER ASSETS

     Cost in excess of net assets acquired are amortized on a straight line basis over 40 years. Management periodically evaluates its accounting for cost in excess of net assets acquired by considering such factors as historical performance, current operating results and future operating income. At each balance sheet date, the Company evaluates the realizability of goodwill based upon expectation of nondiscounted cash flows and operating income. Based upon its most recent analysis, the Company believes that no material impairment of goodwill exists at September 30, 1996. Based on this periodic review, management believes that the carrying value of cost in excess of net assets acquired is reasonable and the amortization period is appropriate. Amortization expense on cost in excess of net assets acquired for the nine month periods ended September 30, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 and totaled $25,622, $25,622, $34,162 and $34,162 and $34,162, respectively.

     Other assets include cash surrender value of life insurance and deferred loan costs. The deferred loan costs are amortized using the straight line method over the terms of the related contracts. Amortization expense totaled $1,240, $50,108, $50,107, $14,864 and $14,024, for the nine month periods ended
September 30, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993, respectively.

DUE TO PARENT

     Amounts due to parent are net borrowings which occurred in the ordinary course of business. No interest has been recorded on the outstanding balance (See Note 6).

ADVANCE DEPOSITS

     Advance deposits represents customer prepayments for goods and services that the Company will deliver in the future. Upon delivery of such goods and services, advance deposits are recognized as revenues.

PER SHARE DATA

     Per share amounts have been computed based on the weighted average number of common shares outstanding during the period.

PROFIT SHARING PLANS

     The Company has a noncontributory profit sharing retirement plan (the "Plan"), covering a significant number of employees for which accrued costs are funded. Company contributions to the Plans are discretionary. There were no Company contributions for the nine month periods ended September 30, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993.

LONG-LIVED ASSETS

     FASB has issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which requires adoption in 1996. The general requirements of SFAS No. 121 apply to the fixed assets of the Company and require impairment to be considered whenever assets are disposed of or whenever events or change in circumstances indicate that the carrying amount of the asset will not be recoverable based on expected future cash flows of the asset. The Company does not anticipate that the adoption of SFAS No. 121 will have a material impact on its financial position or results of operations.

2.  DEBT OBLIGATIONS

     Debt obligations consisted of the following:


                                                       SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                           1996            1995           1994
                                                       -------------   ------------   ------------
                                                        (UNAUDITED)
    Line of credit with interest at prime plus 1
      percent; interest payable monthly, maturing on
      June 7, 1997, collateralized by substantially
      all assets of the Company ($2,552,320 available
      at September 30, 1996).........................   $ 2,447,680     $4,827,662     $5,016,270


     The interest rate for the line as of December 31, 1995 and 1994 was prime + 1/2 percent and prime + 1/2 percent, respectively. As of December 31, 1995, the line was due in full by June 1, 1996, subject to annual renewals. As of December 31, 1994, the line was due in full by June 1, 1995, subject to annual renewals.

     The prime interest rate at September 30, 1996 and December 31, 1995 and 1994, was 8 1/4, 8 1/2 and 8 1/2 percent, respectively. The carrying amount of the Company's short term debt obligations approximates fair value.

     On March 27, 1996, the Company's parent, Pages, entered into a $16 million long-term revolving credit facility which replaced the previous multiple credit lines that totaled $25 million, of which the above debt obligations as of December 31, 1995 and 1994 represent the Company's portion. The maximum line amount is calculated, in part, based on Pages eligible borrowing base that includes inventory and other eligible accounts. The credit agreement contains certain restrictive provisions for Pages including, among others, maintaining a minimum tangible net worth, limitation on dividends paid on common stock to $100,000 annually and certain other restrictions on actions which require lender pre-approval.

     The Company has received a proposal from the same creditor to provide to it a credit facility in the form of a $4.5 million revolving line of credit. Under the proposal, borrowings will be limited to the sum of 80% of accounts receivable less than 90 days old plus 60% of eligible inventory, plus 75% of the appraised value of the Company's real estate. Eligible inventory is limited to $3.5 million from January through May, and $6.5 million from June through December. The credit facility will have an expiration date of June 30, 1997 and will bear interest at the lender's prime rate of interest plus one percent, floating daily. All business assets of the Company will be pledged as collateral for the credit facility. The credit facility will also include certain financial covenants, including covenants that the Company maintain certain financial ratios including a minimum tangible capital base and a minimum net profit from operations. In addition, the credit facility will contain limitations on capital expenditures, fixed asset sales, loans and/or advances to shareholders and employees and restrictions on operating leases. There can be no assurances that the Company will ultimately receive a commitment from the creditor that will be accepted by the Company.


     The Company also plans to enter into a $5 million 7% subordinated debenture with Pages subsequent to the Distribution in satisfaction of amounts due to Pages by the Company. Any excess of the amount due to Pages as of the Distribution over the $5 million subordinated debenture will be recorded as paid in capital. Principal payments will be $100,000 per year for the first four years, with a balloon payment due at the end of the fifth year for the remaining principle balance. Interest will be 7% per annum and the interest will be payable quarterly.


3.  COMMITMENTS AND CONTINGENCIES


     The Company is obligated under various noncancelable operating leases. Operating leases are principally for office and warehouse facilities, equipment and vehicles. Rent expense under operating leases amounted to $109,295, $109,480, $151,608, $76,037 and $102,500, for the nine month periods ended
September 30, 1996
and 1995 and for the years ended December 31, 1995, 1994 and 1993, respectively. Future minimum lease payments under leases are as follows:

                                    YEAR ENDED
                                   DECEMBER 31,                                 OPERATING
    --------------------------------------------------------------------------  ---------
      1996....................................................................  $ 118,418
      1997....................................................................     54,261
      1998....................................................................      8,778

     The Company is also involved in certain legal proceedings in the ordinary course of its business which, if determined adversely to the Company would, in the opinion of management, not have a material adverse effect on the Company or its operations.

4.  INCOME TAXES

     The Company employs SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, the liability method is used in accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Under SFAS No. 109, if on the basis of available evidence, it is more likely than not that all or a portion of the deferred tax asset will not be realized, the asset must be reduced by a valuation allowance. Based on available evidence, a valuation allowance has been established for an amount of the asset that more likely than not will not be recognized.

     Temporary differences between income for financial reporting purposes and tax reporting purposes relate primarily to accounting methods for inventory costs, accrued and prepaid expenses and reserves, and depreciation.

     For the periods presented, the (benefit) provision for income taxes consisted of the following:

                                SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                    1996            1995            1995           1994           1993
                                -------------   -------------   ------------   ------------   ------------
                                 (UNAUDITED)     (UNAUDITED)
    Current...................           --              --              --             --      $ 19,000
                                  ---------       ---------       ---------      ---------       -------
    Deferred
      Federal.................    $(102,800)      $(433,300)     $ (211,300)    $ (164,500)       30,000
      State and local.........      (18,100)        (76,400)        (37,300)       (29,000)        8,000
                                  ---------       ---------       ---------      ---------       -------
    Net deferred benefit
      (provision).............     (120,900)       (509,700)       (248,600)      (193,500)       38,000
                                  ---------       ---------       ---------      ---------       -------
    Net (benefit) provision
      for taxes...............    $(120,900)      $(509,700)     $ (248,600)    $ (193,500)     $ 57,000
                                  =========       =========       =========      =========       =======

     For the periods presented, a reconciliation of income taxes based upon the application of the federal statutory tax rate is as follows:

                                SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                    1996            1995            1995           1994           1993
                                -------------   -------------   ------------   ------------   ------------
                                 (UNAUDITED)     (UNAUDITED)
    Benefit for taxes at
      statutory rate..........    $(343,300)      $(447,300)     $ (229,900)    $ (162,350)     $ 51,000
    Change in effective tax
      rate....................           --              --              --        (25,100)       (9,000)
    Goodwill amortization.....       10,300          10,300          13,650         13,650
    State taxes net of federal
      benefit.................      (60,600)        (78,900)        (40,550)       (28,650)       11,000
    Change in valuation
      allowance...............      266,500              --              --             --            --
    Other.....................        6,200           6,200           8,200          8,950         4,000
                                  ---------       ---------       ---------      ---------       -------
              Total (benefit)
                provision for
                income
                taxes.........    $(120,900)      $(509,700)     $ (248,600)    $ (193,500)     $ 57,000
                                  =========       =========       =========      =========       =======

     As of the periods presented, the components of net deferred taxes are as follows:

                                            SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                1996            1995            1995           1994
                                            -------------   -------------   ------------   ------------
                                             (UNAUDITED)     (UNAUDITED)
    Assets:
      Inventory costs capitalized for tax
         purposes.........................    $ 108,400       $ 129,600      $  100,000     $  146,100
      Accruals and reserves to be expensed
         as paid for tax purposes.........       73,200          73,200          73,200         45,200
      Other...............................        7,700           5,000           5,650          2,950
      Net operating loss carryforwards....      820,200         654,550         427,600        142,750
      Valuation allowance.................     (266,500)             --              --             --
                                              ---------       ---------       ---------      ---------
      Deferred tax asset..................      743,000         862,350         606,450        337,000
    Liabilities:
      Excess of tax over financial
         accounting depreciation and
         amortization.....................     (743,000)       (722,150)       (727,350)      (706,500)
                                              ---------       ---------       ---------      ---------
              Net deferred tax
                (liability)...............    $      --       $ 140,200      $ (120,900)    $ (369,500)
                                              =========       =========       =========      =========

     At December 31, 1995 and 1994, respectively, operating loss carryforwards of approximately $1,069,000 and $357,000 offset future taxable income and will expire during the years 2009 through 2010.

5.  SUPPLEMENTAL DISCLOSURE FOR CASH FLOW INFORMATION

     Cash paid for interest during the six month periods ended June 30, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 aggregated $84,105, $349,736, $442,638, $366,236 and $253,745 and cash paid for taxes was
$0, $0, $0, $18,000 and $0 respectively.

6.  RELATED PARTY TRANSACTIONS

     For all periods presented Pages has provided services to and incurred costs on behalf of the Company. Prior to the Distribution, Pages' management fee was intended to encompass the element of Pages' financing costs to provide non-interest bearing advances to the Company. Such element approximated $263,000, $263,000, $450,000, $450,000 and $400,000, respectively, based on the prime interest rate as applied to the average outstanding balance due to Pages during the nine month periods ended September 30, 1996 and 1995 and during the years ended December 31, 1995, 1994 and 1993. The remaining costs are for certain services, including, but not limited to, administrative services, transportation, tax services, accounting and reporting, management consultation, legal services, and general corporate expenses, which have also been allocated to the Company. The allocation of costs and expenses for these services were based on methods that management believes are reasonable. The portion of such costs which management believes will continue to be incurred subsequent to the Distribution approximates $30,000. The balance of nonrecurring costs relates to duplicative management responsibilities for financing and operating activities, as well as other transportation and administrative costs which will be eliminated by the Distribution.

     Pages allocated general corporate expenses to the Company for the nine month periods ended September 30, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993 in the amounts of $375,000, $375,000, $500,000, $500,000 and $1,287,019, respectively.

7.  SUBSEQUENT EVENT

     The Company has adopted a 1996 Incentive Stock Option Plan which provides for the grant, at the discretion of the Board of Directors, of options to purchase up to 45,000 shares of Short Common Stock to key employees of the Company. It is intended that options granted under such Plan qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. No options have been granted under the plan.

     The Company has also adopted a Non-Employee Director Stock Option Plan, which provides for the grant, at the discretion of the Company's Board of Directors, of options to purchase up to 40,000 shares of Short Common Stock upon such terms as are determined by the Board in its discretion. No options have been granted under the Plan.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                       DESCRIPTION
-------  ------------------------------------------------------------------------------------
(2)      Agreement and Plan of Merger
3(i).1   Certificate of Incorporation of Clyde A. Short Incorporated +
3(i).2   Certificate of Amendment to Certificate of Incorporation of Clyde A. Short
         Incorporated +
3(ii)    Bylaws of CA Short Company +
4        Form of Stock Certificate +
8        Form of Opinion of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A.
10.1     Form of Distribution Agreement between the Company and Pages, Inc. +
10.2     CA Short Company 1996 Incentive Stock Option Plan +
10.3     Form of Subordinated Debenture
10.4     Form of Security Agreement
10.5*    Huntington Loan Documents
10.6     CA Short Company Non-Employee Director Stock Option Plan +
23**     Consent of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A.
27       Financial Data Schedule (for SEC use only) +
99       Fairness Opinion of Recca & Company, Inc. +


---------------
 * To be filed by amendment.
** Included in Exhibit 8.
 + Previously filed.